Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

among

THE RELATED COMPANIES L.P.,

R-E MERGER CORP.,

and

EQUINOX HOLDINGS, INC.

Dated as of December 5, 2005

	ARTICLE I

	THE MERGER; CONVERSION OF SHARES; CANCELLATION OF CONVERTIBLE INSTRUMENTS

1.1	The Merger	1
1.2	Merger Consideration	2
1.3	Closing; Effective Time	4
1.4	Conversion of Shares	6
1.5	Company Warrants	7
1.6	Cancellation of Company Options	8
1.7	Certificate of Incorporation; By-Laws	8
1.8	Directors and Officers of the Surviving Corporation	9
1.9	Dissenting Stockholders	9
1.10	Notices, Information Statement, etc.	9

	ARTICLE II

	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

2.1	Corporate Status, etc.	11
2.2	Capitalization	12
2.3	Conflicts, Consents	13
2.4	SEC Filings; Financial Statements; Internal Controls	14
2.5	Absence of Undisclosed Liabilities	15
2.6	Events Subsequent to Latest Financial Statements	15
2.7	Tax Matters	16
2.8	Litigation	16
2.9	Compliance with Laws; Permits	17
2.10	Employee Benefits	17
2.11	Labor Matters	19
2.12	Real Property; Tangible Property	20
2.13	Intellectual Property	22
2.14	Contracts	23
2.15	Insurance	24
2.16	Environmental Matters	24
2.17	Indebtedness	25
2.18	Affiliate Transactions	25
2.19	Brokers	26
2.20	Membership Forms	26

i

	ARTICLE III

	REPRESENTATIONS AND WARRANTIES OF GUARANTOR AND BUYER

3.1	Guarantor Representations and Warranties	26
3.2	Buyer Representations and Warranties	27

	ARTICLE IV

	COVENANTS

4.1	Conduct of the Company and its Subsidiaries	30
4.2	Satisfaction of Closing Conditions	32
4.3	Access and Information	33
4.4	Contact with Landlords, Members, Suppliers, etc.	34
4.5	Publicity	34
4.6	Transfer Taxes	34
4.7	Indemnification of Directors and Officers	35
4.8	Financing	36
4.9	Equity Funding	38
4.10	Guarantee	39
4.11	Lease Matters	41
4.12	No Solicitation	41
4.13	Filing of Quarterly Reports on Form 10-Q	42
4.14	Use of “Equinox” Name	42

	ARTICLE V

	CONDITIONS TO CLOSING

5.1	Conditions to the Obligations of the Company and the Buyer	42
5.2	Conditions to the Obligation of the Buyer	42
5.3	Conditions to the Obligation of the Company	44

	ARTICLE VI

	NO SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1	No Survival of Representations, Warranties and Covenants	44

	ARTICLE VII

	TERMINATION

7.1	Termination	45
7.2	Effect of Termination	45
7.3	Termination Fee	46

	ARTICLE VIII

	DEFINITIONS AND INTERPRETATION

8.1	Definition of Certain Terms; Interpretation	47
8.2	Disclosure Letter	57

	ARTICLE IX

	GENERAL PROVISIONS

9.1	Expenses	57
9.2	Further Actions	58
9.3	Certain Limitations	58
9.4	Notices	58
9.5	Limited Disclosure	60
9.6	Binding Effect	60
9.7	Assignment; Successors	60
9.8	Amendment; Waivers, etc.	61
9.9	Entire Agreement	61
9.10	Severability	61
9.11	Headings	61
9.12	Counterparts	61
9.13	Governing Law	61
9.14	Consent to Jurisdiction, etc.	62
9.15	Waiver of Punitive and Other Damages and Jury Trial	62

EXHIBIT

Exhibit A                                                                                               Form of Notices to Landlords

AGREEMENT AND PLAN OF MERGER, dated as of December 5, 2005, among R-E Merger Corp., a Delaware corporation (the “Buyer”), Equinox Holdings, Inc., a Delaware corporation (the “Company”), and, solely for the purposes of Sections 3.1, 4.2(b), 4.9 and 4.10 only, The Related Companies L.P., a New York limited partnership (the “Guarantor”).  Capitalized terms used herein are defined in Article VIII.

R E C I T A L S:

A.                                   The respective Boards of Directors of the Buyer and the Company have determined that it is advisable and in the best interests of their respective stockholders for the Buyer to merge with and into the Company (the “Merger”) with the Company continuing as the surviving corporation of such Merger, upon the terms and subject to the conditions set forth in this Agreement.

B.                                     On the date hereof, the Guarantor, acting as the indirect sole shareholder of the Buyer, has approved the Merger and the Company anticipates that it will obtain the Requisite Consent of Stockholders approving the Merger, upon the terms and subject to the conditions set forth in this Agreement, promptly following the execution of this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

THE MERGER; CONVERSION OF SHARES;
CANCELLATION OF CONVERTIBLE INSTRUMENTS

1.1                                 The Merger.  Upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”), at the Effective Time, the Buyer shall be merged with and into the Company and the separate corporate existence of the Buyer shall cease.  After the Merger, the Company shall continue as the surviving corporation (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware.  The Merger shall have the effect as provided in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, at the Effective Time, all the rights, privileges, immunities, powers and franchises of the Company and the Buyer shall vest in the Surviving Corporation and all restrictions, obligations, duties, debts and liabilities of the Company and the Buyer shall be the restrictions, obligations, duties, debts and liabilities of the Surviving Corporation.

1.2                                 Merger Consideration.

(a)                                  The consideration to be paid by the Buyer to holders of Common Stock in respect of the Merger shall be an amount in cash (the “Aggregate Merger Consideration”) equal to:

(i)                                     the Base Aggregate Merger Consideration; minus

(ii)                                  the Closing Indebtedness; minus

(iii)                               the amount payable under Section 2.13 of the Original Purchase Agreement pursuant to Section 1.3(c)(i), the Transaction Expenses and the Consent Costs; minus

(iv)                              an amount (the “Roll-Over Share Cost”) equal to the Per Share Merger Consideration multiplied by the number of Roll-Over Shares; minus

(v)                                 an amount (the “Roll-Over Option Cost”) equal to (x) the Per Share Merger Consideration multiplied by the number of Roll-Over Options minus (y) an amount equal to the aggregate Exercise Prices of the Roll-Over Options; minus

(vi)                              the aggregate Option Cancellation Payments payable under Section 1.3(c)(iii) as determined in accordance with Sections 1.6(a)(i) and 1.6(a)(ii); minus

(vii)                           the aggregate Warrant Cancellation Payments payable under Section 1.3(c)(v); minus

(viii)                        an amount equal to the Specified Amount.

(b)                                 For the purposes of this Section 1.2:

(i)                                     “Base Aggregate Merger Consideration” means an amount equal to $505,000,000.

(ii)                                  “Closing Indebtedness” means the aggregate principal amounts outstanding as of the Closing Date under the Senior Notes, the Landlord Loans, the Credit Agreement and any other indebtedness of the Company and its Subsidiaries for borrowed money (excluding any obligation under any capital leases), and all interest accrued thereon as of the Closing Date.

(iii)                               “Fully Diluted Number” means the number of shares of Common Stock outstanding immediately prior to the Effective Time (including the number of Roll-Over Shares), plus (x) the number of shares of Common Stock into which all Company Options (including all Roll-Over Options) outstanding at such time are exercisable or convertible in accordance with their terms (whether or not currently exercisable), plus (y) the number of shares of Common Stock into which all Company Warrants outstanding at such time are exercisable or convertible in accordance with their terms (whether or not currently exercisable), plus (z) 15,000.

(iv)                              “Per Share Merger Consideration” means an amount equal to (1) the Base Aggregate Merger Consideration, minus (x) the Closing Indebtedness, the amount payable under Section 2.13 of the Original Purchase Agreement pursuant to Section 1.3(c)(i), the Transaction Expenses and the Consent Costs, plus (y) the sum of (i) the aggregate Exercise Price of all Company Options (including all Roll-Over Options) outstanding immediately prior to the Effective Time and the aggregate Exercise Price of all Company Warrants and (ii) 225,000, divided by (2) the Fully Diluted Number.

(v)                                 “Roll-Over Options” means the number of Company Options in respect of which the Company has received a written notice from the Buyer and the holders thereof at least seven Business Days prior to the anticipated Closing Date that such Company Options are to be exchanged for options exercisable for shares of common stock of a direct or indirect parent of the Buyer prior to the Effective Time.

(vi)                              “Roll-Over Shares” means the shares of Common Stock in respect of which the Company has received a written notice from the Buyer and the holders thereof at least seven Business Days prior to the anticipated Closing Date that such shares are to be exchanged for shares of common stock of a direct or indirect parent of the Buyer prior to the Effective Time.

(vii)                           “Specified Amount” means an amount equal to the product of:

(1)                                  15,000; and

(2)                                  the difference between (x) the Per Share Merger Consideration and (y) $15.00.

(viii)                        “10-Q Filing Date” means the date of filing by the Company with the SEC of the last of the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005, each in the form delivered to the Buyer prior to the execution of this Agreement by the parties hereto and represented by the Company to the Buyer as being in final form for filing with the SEC.

(c)                                  The Base Aggregate Merger Consideration, less the Closing Indebtedness, Roll-Over Share Cost and Roll-Over Option Cost, will be payable as provided in Section 1.3(c).

1.3                                 Closing; Effective Time.

(a)                                  The closing of the Merger (the “Closing”) shall take place at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York, at 10:00 a.m., New York time, on the third Business Day following the satisfaction or waiver of the conditions set forth in Article V (other than conditions which, by their nature, are to be satisfied at the Closing, but subject to the waiver or satisfaction of those conditions) that is the earlier of (i) a date specified by the Buyer on no less than three Business Days’ notice to the Company, and (ii) February 28, 2006, or at such other place, time and date as the parties may agree.  The “Closing Date” shall be the date upon which the Closing occurs.

(b)                                 On the Closing Date, the Buyer and the Company will cause the appropriate certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in such form and executed as provided in Section 251(c) of the DGCL.  The Merger will become effective at the time when the Certificate of Merger has been duly filed with the Delaware Secretary of State, or such later time as may be specified in the Certificate of Merger (the “Effective Time”).

(c)                                  Subject to the terms and conditions of this Agreement, at the Closing immediately prior to the Effective Time, the Buyer shall pay to the Company an amount equal to the difference between Base Aggregate Merger Consideration and the sum of the Closing Indebtedness, Roll-Over Option Cost and Roll-Over Share Cost, by wire transfer of immediately available funds, which amount shall be used (based on the amounts set forth in a certificate delivered by the Company as provided in Section 1.3(d)) as follows:

(i)                                     immediately after the Effective Time, the Company shall pay all amounts due under Section 2.13 of the Original Purchase Agreement;

(ii)                                  immediately after the Effective Time, the Company shall pay by wire transfer of immediately available funds the Transaction Expenses and the Consent Costs, in each case, to the extent unpaid;

(iii)                               as soon as practicable after the Effective Time, but in no event more than five days following the Effective Time, the Surviving Corporation shall deliver to each holder of a Company Option (other than a Roll-Over Option) an aggregate amount in cash equal to the Option Cancellation Payment with respect to such holder as determined in accordance with Sections 1.6(a)(i) and 1.6(a)(ii), without interest thereon, by (1) wire transfer of immediately available funds in the case of each holder of a Company Option (excluding any Roll-Over Option) covering more than 5,000 shares of Common Stock immediately prior to the Effective Time, and (2) check in the case of each holder of a Company Option covering 5,000 or fewer shares of Common Stock immediately prior to the Effective Time (it being understood that any such payment to an employee shall be made through the Company’s payroll system and shall be subject to applicable withholding requirements);

(iv)                              immediately after the Effective Time, the Surviving Corporation shall deliver to each holder of Common Stock who has delivered to the Company or the Surviving Corporation a duly executed Letter of Transmittal and surrendered the applicable Certificate or Certificates an aggregate amount in cash equal to the product of the number of shares (excluding any Roll-Over Shares) represented by such Certificate or Certificates and the Per Share Merger Consideration, without interest thereon, by (1) wire transfer of immediately available funds in the case of each holder of more than 5,000 shares of Common Stock (excluding any Roll-Over Shares), and (2) check in the case of each holder of 5,000 or fewer shares of Common Stock;

(v)                                 From time to time after the Effective Time, the Surviving Corporation shall deliver to each holder of Company Warrants who has delivered to the Company or the Surviving Corporation a duly completed and executed Warrant Transmittal Letter, together with the applicable Company Warrant, an aggregate amount in cash equal to the product of the number of shares represented by such Company Warrant and the Per Share Merger Consideration less the aggregate Exercise Price of such Company Warrant (the “Warrant Cancellation Payment”), without interest thereon, by wire transfer of immediately available funds; and

(vi)                              Immediately after the Effective Time and subject to the receipt of the approval of the Company’s board of directors, the Surviving Corporation shall pay an amount equal to the Specified Amount to Stephen Ross.

(d)                                 In order to facilitate the payments contemplated by Section 1.3(c), the Company will deliver to the Buyer not less than five Business Days prior to the anticipated Closing Date a statement, certified by the chief financial officer of the Company (the “Closing Statement”), that will set forth:  (1) the Closing Indebtedness, (2) the aggregate amounts payable under Section 2.13 of the Original Purchase Agreement pursuant to Section 1.3(c)(i), (3) the Transaction Expenses and the Consent Costs payable pursuant to Section 1.3(c)(ii), (4) the aggregate Option Cancellation Payment payable to the holder of each Company Option pursuant to Section 1.3(c)(iii), (5) the aggregate Warrant Cancellation Payment payable to the holder of each Company Warrant pursuant to Section 1.3(c)(v), (5) the number of Roll-Over Shares, (6) the number of Roll-Over Options and the Exercise Price of each Roll-Over Option, and (7) the Aggregate Merger Consideration, the Per Share Merger Consideration and its calculation based on the Aggregate Merger Consideration, and the aggregate Per Share Merger Consideration payable to each holder of Common Stock pursuant to Section 1.3(c)(iv).  Such statement shall also set forth the wire transfer or other payment instructions with respect to the payments to be made pursuant to Section 1.3(c)(ii).  All of the calculations and amounts set forth in the Closing Statement shall be subject to review and the reasonable agreement of the Buyer.

(e)                                  Subject to the terms and conditions of this Agreement, at and in connection with the Closing:

(i)                                     each holder of an outstanding Certificate or Certificates that prior thereto represented shares of Common Stock will, in accordance with the procedures described in Section 1.10(b) and the applicable Letter of Transmittal, deliver to the Surviving Corporation, in exchange for the Per Share Merger Consideration (paid as provided in Section 1.3(c)(iv) above) such Certificate or Certificates, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, and bearing or accompanied by all requisite stock transfer stamps, together with the wire transfer or other payment instructions with respect to each such payment; and

(ii)                                  the Surviving Corporation shall issue to the parent of the Buyer a stock certificate or certificates representing 1,000 shares of Surviving Corporation Common Stock in exchange for the certificate or certificates which formerly represented all outstanding shares of Buyer Common Stock, which shall be canceled.

1.4                                 Conversion of Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of any holders of any shares of Common Stock, or of the Buyer Common Stock:

(a)                                  Each share of Common Stock (other than shares of Common Stock held as treasury stock and Roll-Over Shares) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Per Share Merger Consideration.  The issued and outstanding Common Stock, when converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate representing any such shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration applicable to such Common Stock upon the surrender of such Certificate in the manner provided in and in accordance with Section 1.3(c)(iv).

(b)                                 All shares of Common Stock that are held by the Company as treasury stock and all Roll-Over Shares shall be canceled and retired and shall cease to exist and no Per Share Merger Consideration shall be delivered in exchange therefor.

(c)                                  Each share of Buyer Common Stock issued and outstanding immediately prior to the Effective Time (1,000 shares, in the aggregate) shall be converted into and exchangeable for one fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation (“Surviving Corporation Common Stock”).  From and after the Effective Time, each outstanding certificate theretofore representing shares of Buyer Common Stock shall be deemed for all purposes to evidence ownership of and to represent the number of shares of Surviving Corporation Common Stock into which such shares of Buyer Common Stock shall have been converted.

1.5                                 Company Warrants.

(a)                                  As promptly as practicable following the date of this Agreement, the Company shall deliver to each holder of Company Warrants:

(i)                                     notice of the proposed Merger as required under section 7 of the warrant certificates (as in effect on the date hereof) representing such Company Warrants;

(ii)                                  a form of letter of transmittal (the “Warrant Transmittal Letter”) that, upon due completion and submission thereof to the Company accompanied by the warrant certificates representing such holder’s Company Warrants, will:

(1)                                  result in the termination of all rights of such holder effective as of the Effective Time, other than the right to receive the Warrant Cancellation Payment as provided in Section 1.3(c)(v); and

(2)                                  entitle such holder to receive, in exchange for such Company Warrants, consideration equal to the Warrant Cancellation Payment as provided in Section 1.3(c)(v); and

(iii)                               a letter, addressed to each such holder, explaining the “cash-out” opportunity being made available to each holder.

The form of the notice, Warrant Transmittal Letter and letter referred to in this Section 1.5(a) shall be in form and substance reasonably satisfactory to the Buyer.

(b)                                 In the event that any of the Company Warrants remains outstanding immediately after the Effective Time, promptly following the Effective Time but in no event more than 30 days following the Effective Time, the Surviving Corporation shall deliver to each holder of Company Warrants outstanding as of the date of delivery any undertakings required by section 3.2 of the warrant certificates (as in effect on the date hereof) representing such Company Warrants.

1.6                                 Cancellation of Company Options.

(a)                                  At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(i)                                     each Company Option, whether or not then vested, outstanding under the Stock Plans at the Effective Time (other than the Roll-Over Options) shall be canceled in exchange for a single lump sum cash payment, which shall be paid as soon as practicable, but in no event more than five days following the Effective Time, equal to (x) the excess, if any, of the Per Share Merger Consideration over the Exercise Price per share of such Company Option, multiplied by (y) the number of shares of Common Stock covered by such Company Option immediately prior to the Effective Time (the “Option Cancellation Payment”); and

(ii)                                  the Surviving Corporation shall deduct and withhold, or cause to be deducted or withheld, from any Option Cancellation Payment made hereunder, such amounts as are required to be deducted and withheld under the Code, or any provision of applicable U.S. federal, state, local or foreign Tax law.  To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holders of Company Options in respect of which such deduction and withholding was made.

(b)                                 Prior to the Closing, the Company shall take or cause to be taken any and all actions reasonably necessary, including by amending the Stock Plans, to provide for the vesting of all Company Options upon the Closing and shall use reasonable best efforts to obtain any necessary consent of each holder of Company Options, to give effect to the treatment of Company Options pursuant to this Section 1.6.

1.7                                 Certificate of Incorporation; By-Laws.

(a)                                  The certificate of incorporation of the Buyer as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter duly amended in accordance with the terms thereof and the DGCL.

(b)                                 The By-laws of the Buyer as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until thereafter duly amended as provided by applicable law, the certificate of incorporation of the Surviving Corporation and such By-laws.

1.8                                 Directors and Officers of the Surviving Corporation.

(a)                                  The directors of the Buyer immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and By-laws.

(b)                                 The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal.

1.9                                 Dissenting Stockholders.

(a)                                  Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Common Stock held by a Person (a “Dissenting Stockholder”) who has not voted to adopt this Agreement and who properly demands appraisal for such shares in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted as described in Section 1.4, but shall, as of the Effective Time, be converted into the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to Section 262 of the DGCL, unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal.  If, after the Effective Time, such Dissenting Stockholder fails to perfect or withdraws or loses his right to appraisal, such Dissenting Stockholder’s shares of Common Stock shall no longer be considered Dissenting Shares for the purposes of this Agreement and such holder’s shares of Common Stock shall thereupon be deemed to have been converted, at the Effective Time, as described in Section 1.4.

(b)                                 The Company shall give the Buyer (i) prompt notice of any demands for appraisal of shares of Common Stock received by the Company, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demands, and the Company shall not, without the prior written consent of the Buyer, such consent not to be unreasonably withheld, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

1.10                           Notices, Information Statement, etc.

(a)                                  Notices to Stockholders.  As promptly as practicable after the date hereof, the Company shall mail to each holder of record of Common Stock (i) the notices required in connection with having obtained the Requisite Consent of Stockholders approving the Merger by Section 228(e) of the DGCL, (ii) the notice to stockholders of their appraisal rights under Section 262 of the DGCL, including an information statement describing in reasonable detail the Merger and this Agreement, (iii) a letter of transmittal specifying that delivery shall be effected, and risk of loss of the Certificates shall pass, only upon delivery of the Certificates to the Company or the Surviving Corporation, and which letter shall be in customary form and have such other provisions as the Company may reasonably specify (the “Letter of Transmittal”), and (iv) instructions for effecting the surrender of such Certificates for payment.

(b)                                 Letters of Transmittal.  The Letter of Transmittal shall specify that in the event of a termination of this Agreement prior to the Closing, pursuant to Section 7.1 or otherwise, the Company shall return the Certificates in its possession to the holder of record.  At or after the Effective Time, upon surrender of a Certificate to the Company together with the applicable transmittal documents, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Company, the holder of such Certificate shall be entitled to receive in exchange therefor the applicable Per Share Merger Consideration multiplied by the number of shares represented by such Certificate (excluding any Roll-Over Shares), without any interest thereon.  In the event of a transfer of ownership of shares of Common Stock that is not registered in the transfer records of the Company, payment may be made with respect to such shares to such a transferee if the Certificate representing such shares is presented to the Company, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(c)                                  Share Transfer Books.  At and after the Effective Time, there shall be no transfers on the share transfer books of the Company of any shares of Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates of the Company are presented to the Surviving Corporation, they shall be cancelled and the shares of Common Stock represented thereby shall be converted as provided in Section 1.4.

(d)                                 Unclaimed Consideration.  Any holder of Common Stock immediately prior to the Effective Time who has not theretofore complied with this Section 1.10 shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) for payment of any portion of the Per Share Merger Consideration that may be payable upon surrender of any Certificates such holder holds, as determined pursuant to this Agreement, as a general creditor and without any interest thereon.

(e)                                  No Liability.  None of the Company, the Surviving Corporation and their Affiliates or any other Person shall be liable for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(f)                                    Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Company or the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Company or the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Surviving Corporation shall issue in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration payable in respect of the shares of Common Stock represented thereby pursuant to this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

Except as set forth in the disclosure letter delivered to the Buyer on the date hereof (the “Disclosure Letter”), the Company represents and warrants to the Buyer as follows:

2.1                                 Corporate Status, etc.

(a)                                  Organization.  Schedule 2.1(a) of the Disclosure Letter lists all of the Company’s Subsidiaries and their respective jurisdictions of incorporation or organization.  Each of the Company and its Subsidiaries is a corporation or limited liability company duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has full corporate or limited liability company power and authority to own, lease and operate its properties and to carry on its business as presently conducted.  Each of the Company and each of its Subsidiaries is duly qualified to do business and in good standing as a foreign corporation or limited liability company in all jurisdictions in which the conduct of its business requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

(b)                                 Authorization, etc.  The Company has full power and authority to enter into this Agreement and to perform its obligations hereunder.  The execution, delivery and performance by the Company of this Agreement have been duly authorized by the board of directors of the Company and the Requisite Consent of Stockholders, which constitute all requisite corporate authorization on the part of the Company for such action.  This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

2.2                                 Capitalization.

(a)                                  The Company.  As of the date hereof, the authorized Company Stock consists of (i) 20,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of which 9,453,247 shares are outstanding, all of which have been validly issued and are fully paid and non-assessable, and (ii) 400,000 shares of preferred stock, par value $0.01 per share, none of which are outstanding.  Schedule 2.2(a) of the Disclosure Letter sets forth, as of the date hereof, all Persons owning of record any outstanding shares of Common Stock and the number of shares thereof owned by such Person.

(b)                                 Subsidiaries.  Schedule 2.2(b) of the Disclosure Letter lists for each Subsidiary of the Company the shares of capital stock of or equity interests in such Subsidiary that are authorized, the shares of capital stock of such Subsidiary that are issued and outstanding and the Persons owning such issued and outstanding shares.  All issued and outstanding shares of capital stock of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and are owned by the Persons listed in Schedule 2.2(b) of the Disclosure Letter free and clear of any Liens.

(c)                                  Convertible Instruments.  As of the date hereof, the Company has granted or issued and has outstanding:

(i)                                     Company Options under the Stock Plans relating to 1,232,316 shares of Common Stock (and Company Options relating to an additional 838,134 shares of Common Stock remain available for grant under the Stock Plans), 825,553 of which will be vested and exercisable as of the Effective Time (unless earlier canceled in accordance with their terms) under their terms; and

(ii)                                  Company Warrants relating to 879,214 shares of Common Stock.

Schedule 2.2(c) of the Disclosure Letter sets forth a complete and accurate list of (i) the Company Options, including the name of the Person to whom such Company Options have been granted, the number of shares subject to each such Company Option, the per share exercise price for each such Company Option, and the vesting schedule for each such Company Option and (ii) the Company Warrants, including the names of the registered holders of such Company Warrants, the number of shares subject to each such Company Warrant, and the per share exercise price for each such Company Warrant.  The Company has provided or made available copies to the Buyer any agreements related to the Company Options and Company Warrants.

(d)                                 Agreements with Respect to Company Stock, etc.  Other than as set forth in the Stockholders Agreement or in Section 2.2(c) hereof, there are no (i) preemptive or similar rights on the part of any holders of any class of securities of the Company or any of its Subsidiaries; (ii) subscriptions, options, warrants, conversion, exchange or other rights, agreements, commitments, arrangements or understandings of any kind obligating the Company or any of its Subsidiaries, contingently or otherwise, to issue or sell, or cause to be issued and sold, any shares of or other interest in capital stock of any class of the Company or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares; (iii) stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or to which the Company or any of its Subsidiaries is bound relating to the voting, purchase, redemption or other acquisition of any shares of the capital stock of the Company or any of its Subsidiaries; or (iv) outstanding dividends, whether current or accumulated, due or payable on any of the capital stock of the Company or any of its Subsidiaries.

(e)                                  Equity Interests.  Except for the Subsidiaries, the Company does not own any capital stock of or other equity securities or interests in any other Person.  The Company is not a party to any stockholder agreements, voting trusts or other agreements or understandings relating to the voting, purchase, redemption or other acquisition of any shares of capital stock or equity interests in any other Person.

2.3                                 Conflicts, Consents.

(a)                                  Conflicts.  The execution and delivery of this Agreement by the Company, and the performance of its obligations hereunder (i) do not conflict with the Organizational Documents of the Company or any of its Subsidiaries, (ii) subject to obtaining the Consents referred to in Section 2.3(b), do not conflict with, violate, breach or result in a default under (with or without the giving of notice or the lapse of time), give rise to a right of termination, cancellation, modification or acceleration of any obligation or to the loss of any benefit under, any Permit or any Contract to which the Company or any of its Subsidiaries is a party or by which any of them or their respective properties or assets are bound or result in the creation or imposition of any Liens other than Liens created by or resulting from the actions of the Buyer or any of its Affiliates, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or their respective properties or assets, except in the case of clauses (ii) or (iii) for such conflicts, violations, breaches, defaults, terminations, cancellations, modifications, accelerations, losses of benefits and Liens that would not, individually or in the aggregate, have or result in a Material Adverse Effect or materially impair the ability of the Company to perform its obligations hereunder.

(b)                                 Consents.  Except as may be required under the HSR Act or for the Landlord Consents, no Consent, registration or filing of or with any court, Governmental Entity or third Person is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the performance of its obligations hereunder, except where the failure to do so would not, individually or in the aggregate, have or result in a Material Adverse Effect or materially impair the ability of the Company to perform its obligations hereunder.

2.4                                 SEC Filings; Financial Statements; Internal Controls.

(a)                                  Other than the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005, the Company has filed all periodic and current reports required to be filed by it with the SEC (all such filed reports, together with the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005, when filed, the “SEC Reports”).  None of the Company’s Subsidiaries is required to file reports with the SEC pursuant to the Exchange Act.  Each of the SEC Reports, as amended, complied or will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder as in effect on the date so filed.  None of the SEC Reports contained or will contain when filed or, if amended prior to the date hereof, as of the date of such amendment, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the SEC Reports.  To the Knowledge of the Company, none of the SEC Reports is the subject of ongoing SEC review.

(b)                                 The audited consolidated financial statements of the Company (including any related notes thereto), and the unaudited consolidated financial statements of the Company (including any related notes thereto) for all interim periods, included in the SEC Reports, and the unaudited consolidated financial statements of the Company (including any notes related thereto) for the periods ended March 31, 2005, June 30, 2005 and September 30, 2005, in the forms to be included in the Quarterly Reports on Form 10-Q for the quarter ended March 31, 2005, June 30, 2005 or September 30, 2005, as applicable (collectively, the “Financial Statements”), have been, or will have been, prepared in accordance with generally accepted accounting principles as applied in the United States of America (“GAAP”) in all material respects applied on a consistent basis during the periods involved (except as otherwise noted therein and, in the case of the unaudited consolidated financial statements, subject to normal year-end adjustments) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods presented therein.

(c)                                  The Company is in compliance in all material respects with Section 13(b)(2) of the Exchange Act.

2.5                                 Absence of Undisclosed Liabilities.  Except (i) as reflected in the Financial Statements, (ii) for liabilities and obligations incurred in the ordinary course of business since December 31, 2004 and (iii) for liabilities and obligations that are disclosed in the Disclosure Letter, the Company and its Subsidiaries have not incurred any material liabilities or obligations that would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its consolidated Subsidiaries prepared in accordance with GAAP applied in a manner consistent with the Financial Statements.  Without limiting the generality of the foregoing, the Company has and will in the future have no liabilities under the Original Purchase Agreement other than the obligation to pay the amount payable under Section 2.13 of the Original Purchase Agreement pursuant to Section 1.3(c)(i).

2.6                                 Events Subsequent to Latest Financial Statements.  Since December 31, 2004 through the date hereof, other than in connection with the transactions contemplated by this Agreement, the Company and its Subsidiaries have conducted their business in the ordinary course, in substantially the same manner in which it has been previously conducted, the Company and its Subsidiaries have not suffered any Material Adverse Effect and none of the Company or any of its Subsidiaries has:

(a)                                  amended its Organizational Documents;

(b)                                 purchased or redeemed any shares of its capital stock;

(c)                                  incurred any long-term indebtedness for borrowed money or entered into any guaranty in excess of $500,000 in the aggregate, other than guarantees (including lease guarantees) entered into in the ordinary course of business and indebtedness incurred pursuant to the Credit Agreement;

(d)                                 mortgaged, pledged or subjected to any Lien any of its material properties or assets, except for Permitted Liens;

(e)                                  except as required by GAAP or required by a change in applicable law, statute, rule or regulation, made any material change in its accounting principles or the methods by which such principles are applied for financial accounting purposes;

(f)                                    increased the compensation of any officer or employee, other than (i) in the ordinary course of business, (ii) to comply with applicable law or (iii) as required to do so pursuant to existing contracts or agreements;

(g)                                 disposed or agreed to dispose of any material properties or assets (other than inventory) in an amount in excess of $500,000 in any individual case or $1,000,000 in the aggregate or acquired or agreed to acquire assets or properties in an amount in excess of $500,000 in any individual case or $1,000,000 in the aggregate;

(h)                                 merged or consolidated with, purchased substantially all of the assets of, or otherwise acquired any business or any Person;

(i)                                     entered into, amended or terminated any Material Contract or Lease except in the ordinary course of business;

(j)                                     canceled or forgiven any material debts or claims except in the ordinary course of business;

(k)                                  made any payment to or entered into any Contract for the benefit of any Affiliate or any holder of Common Stock (other than payments to officers, directors and employees in their capacities as such in the ordinary course of business);

(l)                                     (i) split, combined, reclassified, recapitalized, reverse split, exchanged or readjusted any Company Stock or the equity interests of any Subsidiary or (ii) declared or paid dividends on, or made any other distribution with respect to, or purchased any of its capital stock, except intercompany dividends and distributions paid by a Subsidiary that is directly or indirectly wholly-owned by the Company;

(m)                               adopted or entered into or modified any Company Employment Agreement;

(n)                                 established any new or amended any Plan; or

(o)                                 taken any action that it would not be permitted to take after this date of this Agreement under Section 4.1 (excluding Section 4.1(l)) unless otherwise expressly permitted by Sections 2.6(a) through 2.6(n).

2.7                                 Tax Matters.  Except as reflected or reserved against in the Financial Statements and for matters that would not have a Material Adverse Effect (a) each Tax Return required to have been filed by the Company or any of its Subsidiaries has been filed and all such Tax Returns were correct and complete in all material respects, (b) all amounts shown as due on such Tax Returns have been paid, (c) no written agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes payable by the Company or any of its Subsidiaries is in effect as of the date hereof, (d) neither the Company nor any of its Subsidiaries is, as of the date hereof, the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the IRS or any other taxing authority) within which to file any Tax Return not previously filed and (e) as of the date hereof, there are not pending any audits, examinations or other proceedings in respect of Taxes payable by the Company or any of its Subsidiaries.

2.8                                 Litigation.  There is no (i) judicial or administrative action, claim, suit, proceeding or investigation pending to which the Company or any of its Subsidiaries is a party nor, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, in each case, before any Governmental Entity or arbitrator, or (ii) outstanding order, writ, judgment, injunction or decree of any Governmental Entity, that (a) individually or in the aggregate would have a Material Adverse Effect or (b) questions the validity of this Agreement or any action taken or to be taken by the Company or any of its Subsidiaries in connection herewith.

2.9                                 Compliance with Laws; Permits.

(a)                                  Neither the Company nor any of its Subsidiaries is in, and none of the Company or any of its Subsidiaries is in receipt of any written notice from a Governmental Entity of any, violation of any law, statute, rule, regulation, judgment, order, decree, permit, concession, franchise or other governmental authorization or approval applicable to it or to any of its properties, except for violations which would not, individually or in the aggregate, have or result in a Material Adverse Effect.

(b)                                 All of the licenses, permits and other governmental authorizations necessary to conduct the business of the Company and its Subsidiaries as presently conducted (collectively, the “Permits”) have been duly obtained, are held by the Company or its Subsidiaries and are in full force and effect, except in each case where such a failure would not, individually or in the aggregate, have a Material Adverse Effect.  (i) No event has occurred or other fact exists with respect to the Permits that allows, or after notice or lapse of time or both would allow, revocation or termination of any of the Permits or would result in any other impairment of the rights of the holder of any of the Permits, and (ii) there are no hearings or appearances pending before any Governmental Entity relating to the issuance, renewal or modification of, or applications for, any Permits, that would result in the non-issuance, non-renewal or non-modification of Permits, that, in the case of either clause (i) or (ii), individually or in the aggregate would have a Material Adverse Effect.

(c)                                  This Section 2.9 does not relate to Exchange Act matters, tax matters, employee benefits matters or environmental matters, which are provided for in Sections 2.4(a), 2.7, 2.10 and 2.16, respectively.

2.10                           Employee Benefits.

(a)                                  Company Benefit Plans; Employment Agreements.  Schedule 2.10(a)(i) of the Disclosure Letter contains a complete and accurate list of each material Plan that is maintained, contributed to or established by the Company or any of its Subsidiaries and under which any current or former officer, director or employee of the Company or any of its Subsidiaries, or the beneficiaries or dependents of any such person, is or will become eligible to participate or derive a benefit, or under which the Company or any of its Subsidiaries or ERISA Affiliates has any obligation or liability, in each case, other than any government sponsored plan or arrangement (“Company Benefit Plans”).  Schedule 2.10(a)(ii) of the Disclosure Letter sets forth all written employment, severance and retention agreements other than any such agreement (x) that, by its terms, may be terminated or canceled by the Company or any Subsidiary with notice of not more than the greater of 120 days and the period of notice required under applicable law, in each case without penalty and (y) providing for the payment of annual salary and bonus or severance payments less than $250,000 in any one case (“Company Employment Agreements”).

(b)                                 Compliance; Liability.  Each Company Benefit Plan has been operated and administered in accordance with its terms and with applicable law, including ERISA and the Code, except for any failure to do so that would not have a Material Adverse Effect.  All contributions required to have been made by the Company and its Subsidiaries under any Company Benefit Plan (including all employer contributions and employee salary reduction contributions) have been made within the time periods prescribed by ERISA and the Code to the respective Company Benefit Plan.  There is no pending or, to the Knowledge of the Company, threatened material legal action, suit, audit, inquiry, proceeding or claim relating to the Company Benefit Plans (other than routine claims for benefits).  The Company and its Subsidiaries have engaged in no transaction with respect to any Company Benefit Plan that, assuming the taxable period of such transaction has expired as of the date hereof, would reasonably be expected to subject the Company and its Subsidiaries to a tax or penalty imposed by either section 4975 of the Code or sections 502(i) or 502(l) of ERISA that would have a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries is in breach of any Company Employment Agreement, except for any such breach that would not have a Material Adverse Effect.

(c)                                  Tax Qualification.  Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under section 501(a) of the Code, and, to the Knowledge of the Company, nothing has occurred since the date of such determination letter that will adversely affect such qualification or tax-exempt status.

(d)                                 Title IV of ERISA.  Within the past five years, neither the Company nor any of its Subsidiaries or its ERISA Affiliates has sponsored, maintained, contributed to or otherwise incurred any material liability under any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA or to the funding requirements of Section 412 of the Code or Section 302 of ERISA, and no event, transaction or condition exists that would result in any material liability to the Surviving Corporation or any ERISA Affiliate under any such plan following the Closing.  No Company Benefit Plan is a “multiemployer plan” as defined in Section 3(37) of ERISA or “multiple employer plan” under Section 4063 of ERISA and none of the Company or any of its ERISA Affiliates has any material obligation under Section 4201 of ERISA.

(e)                                  Triggering Events.  Neither the execution of this Agreement nor the performance of the obligations hereunder by the Company or its Subsidiaries shall by itself require a payment, or cause the accelerated vesting of a right to a payment, under any Company Benefit Plan or under any Company Employment Agreement.  The performance of the obligations hereunder by the Company or its Subsidiaries will not result in any payment under any Company Benefit Plan or under any Company Employment Agreement that would constitute an “excess parachute payment” for purposes of Section 280G or 4999 of the Code.  Neither the Company nor any of its Subsidiaries has promised or announced any type of plan or binding commitment to create any additional Company Benefit Plan, or to enter into any agreement with an employee, or to amend or modify any existing Company Benefit Plan or agreement.

(f)                                    Documents.  With respect to each Company Benefit Plan, the Company has delivered or made available to the Buyer true and complete copies of the following documents, to the extent applicable: (i) the most recent Plan document and all amendments thereto; (ii) the most recent trust instrument and insurance contracts; (iii) the three most recent Form 5500 filed with the IRS (and accompanying audited financial statements, if required), (iv) the three most recent actuarial reports (if applicable), (v) the most recent summary plan description; and (vi) the most recent determination letter issued by the IRS (or, if no such letter has been issued for a Company Benefit Plan, the pending application, if any, to the IRS requesting such letter).  The Company has made available to the Buyer true and complete copies of the Company Employment Agreements.

(g)                                 COBRA.  Except for health care continuation requirements under the Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”) or similar state law, neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Company Benefit Plans.

2.11                           Labor Matters.

(a)                                  No labor strike, material labor dispute, or concerted work stoppage is currently pending or, to the Knowledge of the Company, threatened with respect to any employee of the Company or its Subsidiaries.  The Company and each of its Subsidiaries is in compliance with all applicable labor laws in connection with the employment of its employees, including all such laws, regulations and orders relating to wages, hours, employment classification, the Worker Adjustment and Retraining Notification Act, as amended (the “WARN Act”) and similar state laws or local laws or regulations relating to plant closure or mass layoff, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation, except for such non-compliance that individually or in the aggregate would not have a Material Adverse Effect.  There is no unfair labor practice complaint against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened before the National Labor Relations Board.  The Company and each of its Subsidiaries is neither party to nor bound by any Contract or other agreement with any labor union representing its employees or collective bargaining agreement and, to the Knowledge of the Company, there are no activities or proceedings of any labor union to organize any such employees.

(b)                                 The Company has delivered or made available to the Buyer accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other similar materials relating to the employment of the current and former employees of the Company and each Subsidiary.

(c)                                  Neither the Company nor any of its Subsidiaries has implemented any plant closing or layoff of employees that would reasonably be expected to require notification under the WARN Act or any similar state or local law or regulation.

2.12                           Real Property; Tangible Property.

(a)                                  Schedule 2.12(a) of the Disclosure Letter lists all health club facilities and related parking premises that are required under applicable Permits and office premises leased by the Company or its Subsidiaries (the “Leased Real Property”).  Neither the Company nor any of its Subsidiaries own any real property, other than fixtures located on any real properties leased by the Company or its Subsidiaries.  The Company and its Subsidiaries have good and valid leasehold interests in the Leased Real Property, in each case free and clear of all Liens except for Permitted Liens.

(b)                                 The Leased Real Property and the other real property interests set forth in Schedule 2.12(b) of the Disclosure Letter include all of the material real property used or held for use in connection with or otherwise required to carry on the business of the Company and its Subsidiaries, as currently conducted.

(c)                                  Schedule 2.12(c) of the Disclosure Letter contains as of the date hereof a complete and correct list of all real property leases relating to the Leased Real Property to which the Company or any of its Subsidiaries is a party or is bound (the “Leases”).  Each of the Leases is in full force and effect and, to the Knowledge of the Company, (i) is enforceable against the landlord which is party thereto in accordance with its terms, and (ii) there exists no default or event of default (or any event that with notice or lapse of time or both would become a default) on the part of the Company or any of its Subsidiaries under any Leases, except for such failures to be in full force and effect and defaults as would not, individually or in the aggregate, have or result in a Material Adverse Effect.

(d)                                 The Company and its Subsidiaries have legal and beneficial ownership of all of their respective tangible personal property and assets included in the Financial Statements for the fiscal year ended December 31, 2004, except for properties and assets disposed of in the ordinary course of business since the date of the Financial Statements for the fiscal year ended December 31, 2004, in each case free and clear of all Liens other than Permitted Liens.  Except as would not have a Material Adverse Effect, the Company and its Subsidiaries own or have the right to use all of the properties and assets necessary for the conduct of their business as currently conducted.  Each such tangible asset has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purpose for which it is currently used.

(e)                                  In relation to the premises of the Company’s Wall Street club located at 14-16 Wall Street, New York, New York, the Tenant’s owners or managers have no less than two years prior experience in managing or operating health and fitness clubs and/or spas, and/or related recreational or leisure operations.

(f)                                    In relation to the premises of the Company’s Broadway club located at 895 Broadway, New York, New York, the Tenant’s use of the Demised Premises is limited to the Use.

(g)                                 In relation to the premises of the Company’s 54th Street club located at 250 East 54th Street, New York, New York, the Tenant’s use of the Demised Premises is limited to the Use.

(h)                                 In relation to the premises of the Company’s Greenwich Avenue club located at 97-101 Greenwich Avenue, New York, New York:

(i)                                     there does not exist an uncured monetary Default or an uncured Event of Default; and

(ii)                                  the Tenant remains a single purpose entity.

(i)                                     In relation to the premises of the Company’s Pasadena club located at Space No. 2-A-206 in the Paseo Colorado Shopping Center located at 260 Colorado Boulevard, Pasadena, California, the Tenant’s use of the Premises is limited to the Permitted Use.

(j)                                     In relation to the premises of the Company’s Lincoln Park club located at 1750 North Clark Street, Chicago, Illinois, the Tenant’s use of Premises is limited to the Permitted Use.

(k)                                  In relation to the premises of the Company’s Darien club located at 72 Heights Road, Connecticut, the Tenant’s use of the Leased Premises is limited to the Permitted Use.

(l)                                     In relation to the premises of the Company’s Tribeca club and offices located at 110-120 Church Street, New York, New York:

(i)                                     the Tenant is not in default of any of Tenant’s obligations under such Lease after notice and expiration of any applicable grace period; and

(ii)                                  the Tenant’s use of the Demised Premises is limited to the Permitted Uses.

(m)                               In relation to the premises of the Company’s Greenvale club located at 90 Northern Boulevard, Greenvale, New York, the Company was and is not at any time, the Tenant or a tenant or subtenant of or under such Lease and/or never was assigned such Lease nor sublet or occupied any portion of the Demised Premises at any time, nor merged with the Tenant or any tenant of such Lease.

(n)                                 In relation to the premises of the Company’s Newport Beach club located at 19500 Jamboree Road, Irvine, California, the Tenant is not in default of any terms of such Lease beyond applicable notice and cure periods.

(o)                                 In relation to the premises of the Company’s Westwood club located at 10960 Wilshire Boulevard, Los Angeles, California, the Tenant is not in Monetary Default beyond applicable notice and cure periods.

(p)                                 For the purposes of Sections 2.12(e) through 2.12(o), capitalized terms used but not defined in this Agreement have the meanings specified in the applicable Lease.

2.13                           Intellectual Property.

(a)                                  Schedule 2.13(a) of the Disclosure Letter lists all material trademarks, trade names, service marks, copyrights and patents that, as of the date hereof, are registered or subject to an application for registration that are owned by the Company or any of its Subsidiaries and necessary for the conduct of the business of the Company or any of its Subsidiaries, as currently conducted (“Registered Intellectual Property”).  The Company and its Subsidiaries have taken commercially reasonable steps in accordance with normal industry practice to protect and maintain in force the Registered Intellectual Property and to protect the confidentiality of trade secrets used in the operation of the business.  Except for infringements, claims, demands, proceedings and defects in rights that would not, individually or in the aggregate, have or result in a Material Adverse Effect, (i) the use of the Registered Intellectual Property by the Company and its

Subsidiaries as currently used does not infringe on the Intellectual Property rights of any Person and (ii) there is no claim or demand of any Person pertaining to, or any proceeding that is pending or, to the Knowledge of the Company, threatened that challenges the rights of the Company or any of its Subsidiaries in respect of, any Registered Intellectual Property.

(b)                                 Schedule 2.13(b) of the Disclosure Letter lists, as of the date hereof, all material written licenses to Intellectual Property or trade secrets (other than licenses for “off-the-shelf” software) to which the Company or any of its Subsidiaries is a party, pursuant to which (i) the Company or such Subsidiary permits any Person to use any of the Registered Intellectual Property or trade secrets owned by the Company or such Subsidiary, or (ii) any Person permits the Company or such Subsidiary to use any Intellectual Property or trade secrets not owned by the Company or such Subsidiary that are necessary for the conduct of the business of the Company or any of its Subsidiaries as currently conducted (collectively, the “Licenses”).  The Company has made available to the Buyer copies of all of the Licenses.  Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other party thereto, is in default under any License, and each License is in full force and effect as to the Company or Subsidiary thereof party thereto and, to the Knowledge of the Company, as to each other party thereto, except for such defaults and failures to be so in full force and effect as would not, individually or in the aggregate, have or result in a Material Adverse Effect.

2.14                           Contracts.  Schedule 2.14 of the Disclosure Letter lists, as of the date hereof, all Material Contracts.  The term “Material Contracts” means all of the following types of Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties is bound as of the date hereof (other than Organizational Documents of any of the Subsidiaries, agreements related to employee benefits, agreements related to labor matters, real property leases and agreements related to intellectual property, the last four of which are provided for in Sections 2.10, 2.11, 2.12, and 2.13, respectively):

(a)                                  mortgages, indentures, loan or credit agreements, security agreements, and other agreements and instruments relating to the borrowing of money or extension of credit in any case in excess of $500,000;

(b)                                 joint venture and limited liability company or limited partnership agreements (other than limited liability companies or limited partnerships of which the Company owns 100% of the membership or partnership interests);

(c)                                  any agreement containing a non-competition provision restricting the Company or any of its Subsidiaries;

(d)                                 stock purchase agreements, asset purchase agreements and other acquisition or divestiture agreements relating to the acquisition, lease or disposition by the Company or its Subsidiaries of material assets and properties (other than in the ordinary course of business) or any capital stock or other equity interest of the Company or its Subsidiaries, in each case which was entered into by the Company or its Subsidiaries after December 31, 2002 or under which the Company or its Subsidiaries has any executory obligations;

(e)                                  stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or to which the Company or any of its Subsidiaries is bound relating to the voting, purchase, redemption or other acquisition of any shares of the capital stock of the Company or any of its Subsidiaries; and

(f)                                    any contract or agreement other than those described in Sections 2.14(a)-(e) above, entered into other than in the ordinary course of business involving aggregate payments in excess of $500,000, to be made by or to the Company or any of its Subsidiaries after the date hereof.

The Company has made available to the Buyer copies of all of the Material Contracts.  Each such Material Contract is a valid and binding agreement of the Company or the Subsidiary party thereto and is in full force and effect, and neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other Person is in default under any Material Contract, except for such failures to be in full force and effect and defaults as would not, individually or in the aggregate, have or result in a Material Adverse Effect.

2.15                           Insurance.  Schedule 2.15 of the Disclosure Letter lists all of the policies of insurance currently maintained by the Company.  Each such policy is in full force and effect.  All policy premiums due and payable with respect to all periods specified in Schedule 2.15 of the Disclosure Letter have either been paid or adequate provisions for the payment by the Company thereof has been made.  As of the date hereof, the Company has not received any written notice of any material increase of premiums with respect to, or cancellation or non-renewal of, any of such insurance policies, and there are no material claims by the Company under any of such policies relating to the business, assets or properties of the Company as to which any insurance company is denying liability or defending under a reservation of rights or similar clause other than a general reservation of rights.

2.16                           Environmental Matters.  Except as would not, individually or in the aggregate, have or result in a Material Adverse Effect:

(a)                                  the Company and its Subsidiaries are in compliance with all applicable Environmental Laws;

(b)                                 the Company and its Subsidiaries have obtained all permits and authorizations required under applicable Environmental Laws;

(c)                                  neither the Company nor any of its Subsidiaries has received from any Governmental Entity any written notice of (i) violation, alleged violation, non-compliance, liability or potential liability regarding compliance with applicable Environmental Laws, or (ii) the listing or proposed listing of any Leased Real Property on any federal, state or local list as a result of the release of Hazardous Substances or violations of Environmental Law, other than, in each case, matters that have been resolved or that are no longer outstanding;

(d)                                 no judicial proceeding or governmental or administrative action is pending under any applicable Environmental Law pursuant to which the Company or any of its Subsidiaries is named as a party;

(e)                                  neither the Company nor any of its Subsidiaries has entered into any agreement with any Governmental Entity pursuant to which the Company or any of its Subsidiaries has any continuing obligations with respect to the remediation of any condition resulting from the release or threatened release of Hazardous Substances; and

(f)                                    no Hazardous Substances have spilled, discharged, released, emitted, injected or leaked from, in, on, or migrated from any Leased Real Property in violation of any Environmental Law.

Notwithstanding any of the representations and warranties contained elsewhere in this Agreement, environmental matters shall be governed exclusively by this Section 2.16.

2.17                           Indebtedness.  Neither the Company nor any of its Subsidiaries has any indebtedness for borrowed money other than the Senior Notes and the Landlord Loans.

2.18                           Affiliate Transactions.

(a)                                  Schedule 2.18(a) of the Disclosure Letter sets forth all agreements between the Company or one of its Subsidiaries, on the one hand, and an Affiliate (excluding a Subsidiary) or shareholder of the Company, or any employee, officer, director, stockholder or member of such Affiliate or shareholder of the Company, on the other hand.

(b)                                 As of the Closing Date, all agreements set forth in Schedule 2.18(b) of the Disclosure Letter will have been terminated.

2.19                           Brokers.  Other than with respect to Persons whose fees and expenses will be paid pursuant to Section 1.3(c)(ii), all negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any Person acting on behalf of the Company in such manner as to give rise to any valid claim against the Buyer or the Surviving Corporation for any brokerage or finder’s commission, fee or similar compensation.

2.20                           Membership Forms.  The form (or forms) of current standard written membership agreement used by the Company to evidence the membership of members of the fitness facilities of the Company has previously been provided or made available to the Buyer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF
GUARANTOR AND BUYER

3.1                                 Guarantor Representations and Warranties.  Except as set forth in the disclosure letter delivered to the Company on the date hereof (the “Buyer’s Disclosure Letter”), the Guarantor represents and warrants to the Company as follows:

(a)                                  Partnership Status.  The Guarantor is a limited partnership duly formed, validly existing and in good standing under the laws of New York.

(b)                                 Authorization, etc.  The Guarantor has full power and authority to enter into this Agreement and to perform its obligations under Sections 4.2(b), 4.9 and 4.10.  The execution, delivery and performance by the Guarantor of this Agreement have been duly authorized by the general partner of the Guarantor, which constitutes all requisite partnership authorization on the part of the Guarantor for such action.  This Agreement has been duly executed and delivered by the Guarantor and its obligations under Sections 4.2(b), 4.9 and 4.10 constitute valid and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with its terms, except as limited by laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(c)                                  No Conflicts; Consents.

(i)                                     The execution and delivery of this Agreement by the Guarantor and the performance of its obligations Sections 4.2(b), 4.9 and 4.10 (i) do not conflict with the Organizational Documents of the Guarantor, (ii) subject to obtaining the Consents referred to in Section 3.1(c)(ii), do not conflict with, violate, breach or result in a default under (with or without the giving of notice or the lapse of time), give rise to a right of termination, cancellation, modification or acceleration of any obligation or to the loss of any benefit under, any Contract to which the Guarantor is a party or by which any of them or their respective properties or assets are bound or result in the creation or imposition of any Liens, or (iii) violate any law applicable to the Guarantor or any of the Guarantor’s Affiliates, except in the case of clauses (ii) or (iii) for such conflicts, violations, breaches, defaults, terminations, cancellations, modifications, accelerations, losses of benefits and Liens that would not, individually or in the aggregate, reasonably be expected to materially impair the ability of the Guarantor to perform its obligations under Sections 4.2(b), 4.9 and 4.10.

(ii)                                  Except as required under the HSR Act or as set forth in Schedule 3.1(c)(ii) of the Buyer’s Disclosure Letter, no Consent of or with any court, Governmental Entity or third Person, is required to be obtained by the Guarantor in connection with the execution and delivery of this Agreement or the performance of its obligations under Sections 4.2(b), 4.9 and 4.10, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to materially impair the ability of the Guarantor to perform its obligations under Sections 4.2(b), 4.9 and 4.10.

(d)                                 Litigation.  There is no judicial or administrative action, claim, suit, proceeding or investigation pending or, to the knowledge of the Guarantor, threatened against the Guarantor, in each case before any Governmental Entity, that question the validity of this Agreement or any action taken or to be taken by the Guarantor in connection herewith.

(e)                                  Financial Ability to Perform.  The Guarantor has the financial capacity and net worth to complete the transactions contemplated by this Agreement, including the Merger, and has currently available cash funds or available borrowing capacity under existing credit facilities in the aggregate sufficient for the Guarantor to perform its obligations under Section 4.10, and has provided evidence thereof to the reasonable satisfaction of the Company.  There are no conditions to any such borrowing that may be required that will not be fulfilled as of the Closing.

(f)                                    No Knowledge of Misrepresentations or Omissions.  Other than inaccuracies, errors or omissions that would not have or result in a Material Adverse Effect, the Guarantor has no Knowledge (i) that any of the representations and warranties of the Company in this Agreement are not true and correct in any respect, or (ii) of any material errors in, or material omissions from, the Disclosure Letter.

3.2                                 Buyer Representations and Warranties.  Except as set forth in the Buyer’s Disclosure Letter, the Buyer represents and warrants to the Company as follows:

(a)                                  Corporate Status.  The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware.

(b)                                 Authorization, etc.  The Buyer has full power and authority to enter into this Agreement and to perform its obligations hereunder.  The execution, delivery and performance by the Buyer of this Agreement have been duly authorized by the board of directors of the Buyer and by the Guarantor as sole shareholder of the Buyer, which constitutes all requisite corporate authorization on the part of the Buyer for such action.  This Agreement has been duly executed and delivered by the Buyer and constitutes the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as limited by laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(c)                                  No Conflicts; Consents.

(i)                                     The execution and delivery of this Agreement by the Buyer and the performance of its obligations hereunder (i) do not conflict with the Organizational Documents of the Buyer, (ii) subject to obtaining the Consents referred to in Section 3.1(c)(ii), do not conflict with, violate, breach or result in a default under (with or without the giving of notice or the lapse of time), give rise to a right of termination, cancellation, modification or acceleration of any obligation or to the loss of any benefit under, any Contract to which the Buyer is a party or by which any of them or their respective properties or assets are bound or result in the creation or imposition of any Liens, or (iii) violate any law applicable to the Buyer or any of its Affiliates, except in the case of clauses (ii) or (iii) for such conflicts, violations, breaches, defaults, terminations, cancellations, modifications, accelerations, losses of benefits and Liens that would not, individually or in the aggregate, reasonably be expected to materially impair the ability of the Buyer to perform its obligations hereunder.

(ii)                                  Except as required under the HSR Act or as set forth in Schedule 3.1(c)(ii) of the Buyer’s Disclosure Letter, no Consent of or with any court, Governmental Entity or third Person, is required to be obtained by the Buyer in connection with the execution and delivery of this Agreement or the performance of its obligations hereunder, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to materially impair the ability of the Buyer to perform its obligations hereunder.

(d)                                 Litigation.  There is no judicial or administrative action, claim, suit, proceeding or investigation pending or, to the knowledge of the Buyer, threatened against the Buyer, in each case before any Governmental Entity, that question the validity of this Agreement or any action taken or to be taken by the Buyer in connection herewith.

(e)                                  Financial Ability to Perform.  The Buyer has delivered to the Company a true and complete copy of an executed commitment letter (the “Commitment Letter”) from Merrill Lynch Capital Corporation and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., to provide the Buyer, on the terms and conditions set forth in the Commitment Letter, with an amendment and restatement of the Credit Agreement with aggregate commitments of $50.0 million (the “Senior Credit Facility”) and not less than $280 million under an unsecured senior interim loan (the “Interim Loan”, and any high yield debt financing used to fund the acquisition in lieu of such Interim Loan (the “High Yield Financing”), and together with the Senior Credit Facility, the “Debt Financing”). The Commitment Letter, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of the Buyer and, to the knowledge of the Buyer as of the date hereof, the other parties thereto.  The Commitment Letter has not been amended or modified and the commitments contained therein have not been withdrawn or rescinded in any respect.  As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Buyer under any term or condition of the Commitment Letter.  As of the date hereof, assuming that the Company is not in breach of this Agreement, the Buyer has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Commitment Letter.  Subject to their terms and conditions, the Debt Financing, when funded in accordance with the Commitment Letter, together with the Equity Funding, will provide the Buyer with financing at the Effective Time sufficient to consummate the Merger upon the terms contemplated by this Agreement, including paying the Aggregate Merger Consideration and all of the Buyer’s fees and expenses associated with the transactions contemplated in this Agreement.  Except as set forth, described or provided for in the Commitment Letter, (x) there are no conditions precedent to the respective obligations of the lenders under the Commitment Letter to fund the Debt Financing, and (y) there are no express contractual contingencies under any agreement relating to the transactions contemplated by this Agreement to which the Buyer is a party that would permit the lenders under the Commitment Letter to reduce the total amount of the Debt Financing or impose any additional condition precedent to the availability of the Debt Financing.  The Buyer has fully paid any and all commitment fees or other fees required by the Commitment Letter to be paid as of the date hereof.  The terms of the Equity Financing will satisfy the requirements set forth in the Commitment Letter.

(f)                                    Brokers.  All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any Person acting on behalf of the Buyer in such manner as to give rise to any valid claim against the Buyer, the Company or any holders of Company Stock for any brokerage or finder’s commission, fee or similar compensation.

(g)                                 Formation of Buyer; No Prior Activities.  The Buyer was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.  As of the date hereof and the Closing Date, except for (i) obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and (ii) this Agreement and any other agreements or arrangements contemplated by this Agreement or in furtherance of the transactions contemplated hereby, the Buyer has not incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

(h)                                 No Knowledge of Misrepresentations or Omissions.  Other than inaccuracies, errors or omissions that would not have or result in a Material Adverse Effect, the Buyer has no Knowledge that (i) any of the representations and warranties of the Company in this Agreement are not true and correct in any respect, or (ii) of any material errors in, or material omissions from, the Disclosure Letter.

ARTICLE IV

COVENANTS

4.1                                 Conduct of the Company and its Subsidiaries.  Except as set forth in Schedule 4.1 of the Disclosure Letter, from the date hereof to the Closing, except (i) for entering into and performing this Agreement, (ii) for performance of its obligations hereunder, (iii) as contemplated by this Agreement or by the Company’s budgets heretofore made available to the Buyer or by the Credit Agreement, (iv) to the extent required by applicable law, statute, rule or regulation, (v) for the performance of its obligations under the Original Purchase Agreement or (vi) as otherwise consented to by the Buyer in writing, such consent not to be unreasonably withheld or delayed, the Company shall conduct its business in the ordinary course in substantially the same manner in which it is conducted as of the date hereof, to the extent consistent with such business, use its commercially reasonable efforts to preserve intact its present business organization and to preserve its relationships with members, suppliers and others having business dealings with it, and not take any action that would have caused a breach of Section 2.6 had it been taken prior to the date hereof and, without limiting the generality of the foregoing, the Company shall not, and the Company shall cause each of its Subsidiaries not to:

(a)                                  authorize for issuance, issue or sell or agree or commit to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of beneficial interest of any class or any other securities or equity equivalents (including share appreciation rights or partnership interests), other than the issuance of Common Stock upon the exercise of Company Options or Company Warrants outstanding on the date of this Agreement thereof;

(b)                                 acquire assets, make capital expenditures, enter into any option to acquire assets, exercise an option or other right or election, or lease, transfer or dispose of any assets of the Company or any of the Subsidiaries (whether by asset sale, stock sale, merger or otherwise), other than in the ordinary course of business;

(c)                                  (i) incur any amount of indebtedness for borrowed money, other than indebtedness incurred pursuant to the Credit Agreement, (ii) guarantee any indebtedness, other than in the ordinary course of business, or issue or sell debt securities, (iii) make any loans, advances or capital contributions, other than in the ordinary course of business, or (iv) mortgage, pledge or subject to any material Lien any of its material properties or assets, except for Permitted Liens;

(d)                                 except for mandatory payments under any credit facilities, including the Credit Agreement, any indebtedness under the Credit Agreement or other indebtedness in existence on the date hereof, pay, discharge or satisfy (or take any actions to pay, discharge or satisfy) or amend, modify or supplement any liabilities or obligations, other than in the ordinary course of business consistent with past practice;

(e)                                  make or rescind any election relating to Taxes that is inconsistent with past practice or make any material change in its Tax accounting practices unless the Company reasonably determines, after prior consultation with Buyer, that such action is required by applicable law;

(f)                                    except as required by law or the terms of any existing Contract or as otherwise expressly provided in this Agreement, (i) enter into, adopt, materially amend or terminate any Company Benefit Plan, (ii) enter into, adopt, amend or terminate any agreement, arrangement, plan or policy between the Company or any Subsidiary and one or more of its directors or executive officers, or (iii) increase in any manner the compensation or fringe benefits of any non-executive officer or employee or pay any benefit not required by any Company Benefit Plan or arrangement as in effect as of the date hereof;

(g)                                 (i) grant to any officer, director, direct or indirect shareholder or employee whose annual compensation is more than $100,000 (x) the right to receive any new severance, change of control or termination pay or termination benefits, (y) any increase in the right to receive any severance, change of control or termination pay or termination benefits or (ii) enter into any new employment, loan, retention, consulting, indemnification, termination, change of control, severance or similar agreement with any officer, director or employee;

(h)                                 adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization (other than the Merger);

(i)                                     amend any material term of any outstanding security of the Company or any Subsidiary;

(j)                                     (i) modify or amend in any material respect, or terminate, any Material Contract or Lease or waive, release or assign any material rights or claims under any such Material Contract or Lease, (ii) fail to comply, in any material respect, with the terms of any Material Contract or Lease, or (iii) enter in a new Contract that, if entered into prior to the date of this Agreement, would have been required to be disclosed on Schedule 2.14 of the Disclosure Letter;

(k)                                  (i) split, combine, reclassify, recapitalize, reverse split, exchange or readjust any Company Stock or the equity interests of any Subsidiary or (ii) declare or pay dividends on, or make any other distribution with respect to, or purchase any of its capital stock, except intercompany dividends and distributions paid by a Subsidiary that is directly or indirectly wholly-owned by the Company;

(l)                                     settle or compromise any material litigation commenced after the date of this Agreement; or

(m)                               authorize, commit to or enter into an agreement to take any of the foregoing actions.

4.2                                 Satisfaction of Closing Conditions.

(a)                                  Subject to the terms and conditions of this Agreement, each of the Buyer and the Company shall use its reasonable best efforts to cause the Closing to occur, including (i) taking such actions as are contemplated by Section 4.2(b), (ii) defending against any suits, actions or proceedings, judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any temporary restraining order, preliminary injunction or other legal restraint or prohibition entered or imposed by any court or other Governmental Entity and that is not yet final and non-appealable to be vacated or reversed and (iii) obtaining the Landlord Consents; provided that neither the Company nor any of its Affiliates shall be required to make any material monetary expenditure, commence or be a plaintiff in any litigation or other proceeding or offer or grant any material accommodation (financial or otherwise) to any Person.

(b)                                 Each of the Company, the Guarantor or the Buyer (as appropriate) shall file as promptly as practicable with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”), in each case pursuant to the HSR Act:  (i) the notification and report form, if any, required for the transactions contemplated hereby, which form shall be filed not later than ten Business Days following the execution and delivery of this Agreement, and (ii) any supplemental information requested in connection therewith, which information shall be filed promptly following the request therefor during the initial waiting period.  Any such notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act.

(c)                                  Each of the Company and the Buyer shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of the notices referred to in Section 1.10(a) and any filing that is necessary under the HSR Act or any other law.  Each of the Company and the Buyer shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and any other Governmental Entity and shall comply promptly with any such inquiry or request.  Subject to Section 4.2(a), each of the Company and the Buyer shall use its reasonable best efforts to obtain any clearance required under the HSR Act or any other consent, approval or authorization of any Governmental Entity necessary for the Merger.

(d)                                 Each of the Company and the Buyer shall promptly notify the other party in writing of any fact, condition, event or occurrence that will or is reasonably likely to result in the failure of any of the conditions contained in Article V to be satisfied.

4.3                                 Access and Information.

(a)                                  Prior to the Closing, and subject to the restrictions set forth in the Confidentiality Agreement dated October 18, 2005, between the Guarantor and the Company (the “Confidentiality Agreement”), the Company and each of its Subsidiaries shall permit the Buyer and its representatives after the date of execution of this Agreement to have reasonable access at reasonable times as coordinated by North Castle or Harvey Spevak to the properties, books and records of the Company and its Subsidiaries, other than any personnel information protected by applicable privacy laws, and shall furnish such information and documents in its possession relating to the Company and its Subsidiaries as the Buyer may reasonably request.  All information provided or obtained pursuant to the foregoing shall be held by the Buyer in accordance with and subject to the terms of the Confidentiality Agreement.

(b)                                 Following the Closing, the Surviving Corporation and each Subsidiary will afford promptly to the former holders of Common Stock and their agents reasonable access to the properties, books, records, employees and auditors of the Surviving Corporation and its Subsidiaries to the extent necessary to permit such holders to determine any matter relating to their rights and obligations hereunder or to any period ending on or before the Closing Date or any taxable period beginning on or before the Closing Date; provided that any such access by such holders may not unreasonably interfere with the conduct of the business of the Surviving Corporation.

4.4                                 Contact with Landlords, Members, Suppliers, etc.  From the date of execution of this Agreement, the Buyer (and its agents and Affiliates and any employees, directors and officers thereof) shall contact and communicate with consultants, suppliers, landlords or other Persons having a business relationship with the Company and its Subsidiaries in connection with the transactions contemplated hereby only with the prior written consent of Harvey Spevak, which consent may be conditioned upon an officer of the Company being present at any such meeting or conference, provided that:

(a)                                  none of the Buyer and its agents and Affiliates and any employees, directors and officers thereof may contact or communicate with the Specified Landlords without the prior written consent of North Castle, which consent may be conditioned upon an officer of North Castle being present at any such meeting or conference, until their Landlord Consents have been obtained and such Landlord Consents are not subject to withdrawal;

(b)                                 in the event that any consent is given by the Company with respect to any landlord or by North Castle with respect to the Specified Landlords, none of the Buyer and its agents and Affiliates and any employees, director and officers thereof may interfere with or disturb the Company’s business operations or the Company’s relationship with its landlords; and

(c)                                  the Buyer may contact and communicate with landlords (excluding the Specified Landlords and the landlords from whom the Company will be seeking subordination non-disturbance agreements under Section 4.11(b)) regarding tenant improvement allowances that have not been paid to date to the Company or any of its Subsidiaries.

4.5                                 Publicity.  Except as required by applicable law, the Buyer shall not, directly or indirectly, make or cause to be made any public announcement or issue any notice in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the Company, and the Company shall not, directly or indirectly, make or cause to be made any such public announcement or issue any notice without the prior written consent of the Buyer, except as may be required by applicable law.  The Company and the Buyer shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and prior to making any filings with any Governmental Entity or with any national securities exchange with respect thereto.

4.6                                 Transfer Taxes.  The Buyer shall be liable for all sales, use, transfer, stamp, duties, recording and other similar Taxes arising from the transactions contemplated by this Agreement, including any New York State or New York City real property transfer taxes imposed upon any holder of Company Stock, Company Warrants or Company Options as a result of the Merger or the transactions contemplated by this

Agreement (the “Transfer Taxes”). The Surviving Corporation shall file all Tax Returns relating to the New York State and New York City real property Transfer Taxes and, to the extent permitted by law, all other Transfer Taxes.  All Tax Returns relating to the New York State and New York City real property Transfer Taxes shall be signed by the Company rather than by the holders of Common Stock and other equity interests in the Company.

4.7                                 Indemnification of Directors and Officers.

(a)                                  From and after the Closing Date, the Surviving Corporation shall, and shall cause its Subsidiaries to, to the fullest extent permitted under applicable law and their respective Organizational Documents as in effect on the date hereof, maintain their existing indemnification provisions with respect to, and indemnify and hold harmless, each present and former director and officer of the Company and its Subsidiaries (collectively, the “Indemnified Parties”) against any and all judgments, fines, losses, claims, damages, liabilities and amounts paid in defense or settlement or otherwise in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any facts or events existing or occurring at or prior to the Closing Date, and all reasonable costs or expenses (including travel expenses and attorneys’, accountants’, experts’ and consultants’ fees and expenses) incurred or paid in connection therewith, for a period of six years after the Closing Date; provided that if any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.  The Surviving Corporation shall advance reasonable expenses to an Indemnified Party, as incurred, to the fullest extent permitted under applicable law; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is determined by a court of competent jurisdiction in a final non–appealable order or decree that such Indemnified Party is not entitled to indemnification.  In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Closing Date), (i) the Indemnified Parties shall promptly notify the Surviving Corporation thereof, (ii) any counsel retained by the Indemnified Parties for any period after the Closing Date shall be subject to the consent of the Surviving Corporation (which consent shall not be unreasonably withheld), (iii) the Surviving Corporation shall not be obligated to pay for more than one firm of counsel for all Indemnified Parties, except to the extent that (x) an Indemnified Party has been advised by counsel that there are conflicting interests between it and any other Indemnified Party or (y) local counsel, in addition to such other counsel, is required to effectively defend against such action or proceedings, and (iv) the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld).  The Surviving Corporation shall not have any obligation hereunder to any Indemnified Party when and if it shall be determined by a court of competent jurisdiction in a final non-appealable order or decree that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

(b)                                 The Surviving Corporation shall purchase a “run-off” or “tail” directors’ and officers’ liability insurance policy to the current policy of the Company for a six year period commencing on the Closing Date underwritten by one or more insurers with an A.M. Best rating no less than the A.M. Best rating of the Company’s current insurer, with respect to matters occurring prior to the Effective Time and having the same coverage limits and other terms and conditions no less advantageous to the indemnitees than the terms and conditions of the current policy of the Company.  The Buyer agrees not to take any action that would have the effect of limiting the aggregate amount of insurance coverage required to be maintained for the individuals referred to in this Section 4.7.

(c)                                  If the Surviving Corporation or any of their successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets to any individual, corporation or other entity, then in each such case, proper provisions shall be made so that the successors or assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section 4.7.

4.8                                 Financing.

(a)                                  The Buyer shall use its reasonable best efforts to arrange the Debt Financing on the terms and conditions described in the Commitment Letter, including using its reasonable best efforts to (i) negotiate definitive agreements with respect thereto on the terms and conditions contained therein or on other terms no more adverse to the Company and (ii) to satisfy on a reasonably timely basis all conditions applicable to the Buyer in such definitive agreements that are within its control.  In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter, the Buyer shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources on comparable or more favorable terms to the Buyer (as determined in the reasonable judgment of the Buyer) no later than February 28, 2006.  In the event that (w) all or any portion of the High Yield Financing has not been consummated, (x) all closing conditions contained in Sections 5.1 and 5.2 shall have been satisfied or waived (other than those contained in Sections 5.2(b) and 5.2(g)) and the Company is ready, willing and able to satisfy the conditions set forth in Sections 5.2(b) and 5.2(g), (y) the Interim Loan is available on substantially the same terms and conditions described in the Commitment Letter and (z) all conditions to the obligation of the lender on the Interim Loan to make the Interim Loan have been satisfied, the Buyer shall use the proceeds of the Interim Loan to replace such High Yield Financing no later than February 28, 2006.  The Buyer shall give the Company prompt notice of any material breach by any party of the Commitment Letter of which the Buyer becomes aware and any termination of the Commitment Letter.  The Buyer shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing and shall not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the Commitment Letter without prior notice to the Company.

(b)                                 The Company agrees to provide, and shall cause the Subsidiaries to provide, all reasonable cooperation (including with respect to timeliness) in connection with the arrangement of the Debt Financing as may be reasonably requested by the Buyer (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the Subsidiaries), including (i) participation in meetings, drafting sessions, due diligence sessions, road shows and rating agency presentations, (ii) furnishing the Buyer and its financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by the Buyer (the “Required Financial Information”), including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act and of the type and form customarily included in private placements under Rule 144A of the Securities Act to consummate the offering of senior notes, but excluding audited financial statements for the year ended December 31, 2006, (iii) satisfying the conditions set forth in the Commitment Letter (to the extent the satisfaction of such conditions requires actions by or cooperation of the Company), (iv) assisting the Buyer and its financing sources in the preparation of (A) an offering document for any of the Debt Financing and (B) materials for rating agency presentations, (v) reasonably cooperating with the marketing efforts of the Buyer and its financing sources for any of the Debt Financing, and (vi) providing and executing documents as may be reasonably requested by the Buyer, including a certificate of the chief financial officer of the Company or any Subsidiary with respect to solvency matters and consents of accountants for use of their reports in any materials relating to the Debt Financing, provided that neither of the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Debt Financing prior to the Effective Time.  The Buyer shall indemnify and hold harmless the Company, its Subsidiaries and their respective representatives from and against any and all costs or expenses (including travel expenses and reasonable attorney’s fees), judgments, fines, losses, claims, damages, liabilities and amounts suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith (other than information contained in such offering document in conformity with written information furnished by the Company and its Subsidiaries for inclusion such offering document).

(c)                                  All non-public or otherwise confidential information regarding the Company obtained by the Buyer or its representatives pursuant to this Section 4.8 shall be kept confidential in accordance with the Confidentiality Agreement; provided, however, that the Buyer and its representatives shall only be permitted to disclose material non-public information (including projections) to any Person if such Person has duly executed and delivered a confidentiality agreement in substantially the form previously approved by the Company, or upon the prior written consent of the Company.

4.9                                 Equity Funding.

(a)                                  The Guarantor or Affiliates of the Guarantor shall purchase on or before the Closing Date directly or indirectly the equity of the Buyer for an aggregate purchase price of up to approximately $250 million plus a dollar amount equal to the transaction-related fees and expenses (the “Equity Funding”).

(b)                                 The Guarantor may allocate a portion of its investment to co-investors (the “Equity Financing”) but will be responsible for the entire amount.  The Guarantor’s obligations under this Section 4.9 are subject to:

(i)                                     the satisfaction or waiver in writing by the Buyer of the closing conditions set forth in Sections 5.1 and 5.2 (other than that contained in Sections 5.2(b) and 5.2(g)) and the Company being ready, willing and able to satisfy the closing conditions set forth in Sections 5.2(b) and 5.2(g); and

(ii)                                  the provisions of Section 4.9(c).

(c)                                  Notwithstanding anything in this Section 4.9 to the contrary, in the event of a failure by the Guarantor to perform its obligations under this Section 4.9, regardless of the reason:

(i)                                     the liability of the Buyer under this Agreement shall be limited to its obligation to pay the $20,000,000 amount when and as and only when and as specified in Section 7.3(a) and its obligation under the last sentence of Section 4.8(b), and the liability of the Guarantor shall be limited to its guarantee of the Obligations under Section 4.10; and

(ii)                                  neither the Buyer nor the Guarantor shall have any liability for any breach by the Guarantor of this Section 4.9 unless all of the closing conditions set forth in Sections 5.1 and 5.2 (other than those contained in Sections 5.2(b) and 5.2(g)) have been satisfied or waived in writing by the Buyer and either (1) the Company is ready, willing and able to satisfy the closing conditions set forth in Sections 5.2(b) and 5.2(g) or (2) the closing condition set forth in Section 5.3(a) or Section 5.3(d) has not been satisfied or waived in writing by the Company or the Buyer is not ready, willing and able to satisfy the closing conditions set forth in Sections 5.3(b) and 5.3(c).

4.10                           Guarantee.

(a)                                  The Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Company, the due and punctual performance and discharge of all obligations of the Buyer under the last sentence of Section 4.8(b) and under Section 7.3(a) (the “Obligations”).  The Guarantor acknowledges that its liability hereunder shall be limited to, and extend to, the full amount of the Obligations, and that the Company may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantor for the full amount of the Obligations, regardless of whether action is brought against the Buyer or the Buyer is joined in any such action or actions.   The Company shall not be obligated to file any claim relating to the Obligations in the event that the Buyer becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect the Guarantor’s obligations under this Section 4.10.  In the event that any payment to the Company in respect of the Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to the Obligations as if such payment had not been made.

(b)                                 The Guarantor agrees that the Company may at any time and from time to time, without notice to or further consent of the Guarantor, extend the time for performance of any of the Obligations, and may also make any agreement with the Buyer, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Company and the Buyer without in any way impairing or affecting the Guarantor’s obligations under this Section 4.10.  The Guarantor agrees that the obligations of the Guarantor under this Section 4.10 shall not be released or discharged, in whole or in part, or otherwise affected by: (i) the failure of the Company to assert any claim or demand or to enforce any right or remedy against the Buyer; (ii) any change in the time, place or manner of performance of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of this Agreement or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations; (iii) any change in the corporate existence, structure or ownership of the Buyer; (iv) any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Buyer; (v) the existence of any claim, set-off or other right which the Guarantor may have at any time against the Buyer or the Company, whether in connection with the Obligations or otherwise; (vi) the adequacy of any other means the Company may have of obtaining payment of any of the Obligations; (vii) any other act or omission that might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a release or discharge of the Guarantor, all of which may be done without notice to the Guarantor; or (ix) any other event or circumstances, whether similar or dissimilar to the foregoing.

(c)                                  To the fullest extent permitted by law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Company.  To the fullest extent permitted by law, the Guarantor waives promptness, diligence, notice of the acceptance of the guarantee contained in this Section 4.10 and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligations incurred and all other notices of any kind (except for notices to be provided to the Buyer in accordance with Section 9.4), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of the Buyer, and all suretyship defenses generally (other than fraud or willful misconduct by the Company or any of its Subsidiaries or defenses to the payment of the Obligations that are available to the Buyer under this Agreement).  The Guarantor hereby unconditionally and irrevocably waives any duty on the part of the Company to disclose to the Guarantor any matter, fact or thing related to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Buyer or any of its affiliates now or hereafter known by the Company.  The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement and that the waivers set forth in this Section 4.10 are knowingly made in contemplation of such benefits.

(d)                                 The Guarantor hereby covenants and agrees that it shall not institute, and shall cause its respective affiliates not to institute, any proceeding asserting that the guarantee contained in this Section 4.10 is illegal, invalid or unenforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).  The Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Company that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligations under or in respect of the guarantee contained in this Section 4.10 or any other agreement in connection therewith, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Company against the Buyer, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from the Buyer, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the amounts payable under the guarantee contained in this Section 4.10 shall have been paid in full in cash.  If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Guarantor’s obligations under the guarantee contained in this Section 4.10, such amount shall be received and held in trust for the benefit of the Company, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Company in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guarantor’s obligations under this guarantee contained in this Section 4.10, in accordance with this Agreement, whether matured or unmatured, or to be held as collateral for any of the Guarantor’s obligations under this guarantee contained in this Section 4.10 thereafter arising.

4.11                           Lease Matters.

(a)                                  In relation to each Lease that requires written notice of the Merger, the Company shall, within two Business Days after the date of this Agreement, duly deliver under the terms of each Lease a written notice to the landlord under such Lease satisfying the notice requirements of such Lease and in the form (including attachments and exhibits) attached as Exhibit A.

(b)                                 In relation to each Leased Real Property in respect of which the Company or its Subsidiary does not have an effective subordination non-disturbance agreement among the lender to the landlord, the landlord and tenant of such Leased Real Property, if the Company or its Subsidiary is entitled to such agreement from such lender under the terms of the applicable Lease and the applicable Lease is subordinate to the interests of such lender, then the Company shall, and shall cause its Subsidiaries, to use their reasonable best efforts to obtain such agreement, provided that neither the Company nor its Subsidiaries shall be required to make any monetary expenditure to any Person.

(c)                                  The Buyer shall cooperate with the Company and use its reasonable best efforts to obtain the Greenwich Avenue Landlord’s Landlord Consent.  Such cooperation shall:

(i)                                     include an offer by the Guarantor to replace the NCP Guarantee with a guaranty from a direct or indirect parent of the Buyer having a net worth of at least equal to $125 million and in substance not more onerous to the Buyer than the NCP Guarantee is to Equinox Holdings, L.P.; but

(ii)                                  not include an undertaking by the Buyer to ensure the acceptance of such replacement guarantee by the Greenwich Avenue Landlord.

4.12                           No Solicitation.  From the date of this Agreement until the earlier of (i) the Effective Time and (ii) the termination of this Agreement, the Company shall not (whether directly or indirectly through Affiliates, advisors, agents or other intermediaries), solicit or encourage or in any way facilitate (including by providing information) any inquiries or proposals for, or enter into any discussions or agreements with respect to, the acquisition or purchase of a majority of the outstanding capital stock of the Company or a substantial portion of the assets of the Company and its Subsidiaries, taken as a whole.

4.13                           Filing of Quarterly Reports on Form 10-Q.  Promptly after the execution and delivery of this Agreement by the parties hereto, the Company shall file with the SEC its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005, each in the form delivered to the Buyer prior to the execution of this Agreement by the parties hereto and represented by the Company to the Buyer as being in final form for filing with the SEC.

4.14                           Use of “Equinox” Name. Prior to the Closing, the Buyer may use the name, “Equinox,” solely in the name of certain of its Affiliated entities that will hold directly and indirectly the proposed investment in the Company and in connection with seeking to obtain the Debt Financing and the Equity Financing.

ARTICLE V

CONDITIONS TO CLOSING

5.1                                 Conditions to the Obligations of the Company and the Buyer.  The obligations of the Company and the Buyer to effect the Merger shall be subject to the fulfillment or waiver by the Buyer and the Company, on or prior to the Closing Date, of each of the following conditions:

(a)                                  The waiting period under the HSR Act, including any extension thereof, shall have been terminated or expired.

(b)                                 There shall not be in effect any injunction or other order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated by this Agreement.

(c)                                  The 10-Q Filing Date shall have occurred.

5.2                                 Conditions to the Obligation of the Buyer.  The obligation of the Buyer to effect the Merger shall be subject to the satisfaction or waiver by the Buyer on or prior to the Closing Date of each of the following conditions:

(a)                                  The representations and warranties in Article II (without giving effect to any materiality or Material Adverse Effect qualification) shall be true and correct in all respects when made and at and as of the Closing with the same effect as though made at and as of the Closing, except (i) that those representations and warranties that are made as of a specific date shall be true and correct only as of such date, and (ii) where the failure of any such representations and warranties to be so true and correct would not have, individually or in the aggregate, a Material Adverse Effect.  The Company shall have duly performed and complied in all material respects with all agreements contained herein required to be performed or complied with by it at or before the Closing.

(b)                                 The Company shall have delivered to the Buyer a certificate, dated the Closing Date and signed by the Company’s President or a Vice President, as to the fulfillment of the conditions set forth in Section 5.2(a).

(c)                                  The Landlord Consents of the 63rd Street Landlord, the 50th Street Landlord and the 44th Street Landlord shall have been obtained.

(d)                                 No Material Adverse Effect shall have occurred since the date of this Agreement.

(e)                                  The Company shall have delivered to the Buyer a certification (in such form as may be reasonably requested by counsel to the Buyer) conforming to the requirements of Treasury Regulations 1.1445-2(c)(3) and 1.897-2(h) and certifying that stock in the Company does not constitute a U.S. real property interest.

(f)                                    Amendments to the Consulting Agreement, the Registration Rights Agreement and the Stockholders Agreement terminating all provisions of such agreements (including, in the case of the Registration Rights Agreement, the indemnification provisions thereof, but excluding, in the case of the Consulting Agreement, sections 7 through 20 thereof and, in the case of the Stockholders Agreement, section 4.15 thereof) effective as of the Closing shall have been executed and delivered by such parties to such agreements as required under the terms thereof to effectuate such terminations.

(g)                                 The acquisition of Eclipse Development Inc. by the Company shall have been consummated concurrently with the Effective Time upon the terms and conditions set forth in the Stock Purchase Agreement, dated as of November 28, 2005, among the Company, Eclipse Development Inc. and Paul Boardman, as amended by the letter agreement, dated as of December 1, 2005, among the Company, Eclipse Development Inc. and Paul Boardman.

(h)                                 All rights of the holders of the Company Warrants under the Company Warrants other than the right to be paid the Warrant Cancellation Payment as provided in Section 1.3(c)(v) shall have terminated.

(i)                                     The vesting of any Company Options pursuant to Section 1.6(b) shall have been approved by the Company’s shareholders in a manner that meets the requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder.

5.3                                 Conditions to the Obligation of the Company.  The obligation of the Company to effect the Merger shall be subject to the satisfaction or waiver by the Company on or prior to the Closing Date of each of the following conditions:

(a)                                  The representations and warranties of the Guarantor and the Buyer contained in Article III shall be true and correct in all respects when made and at and as of the Closing Date with the same effect as though made at and as of the Closing, except (i) that those representations or warranties that are made as of a specific date shall be true and correct only as of such date, and (ii) where the failure of any such representations and warranties to be so true and correct would not have, individually or in the aggregate, reasonably be expected to materially impair the ability of the Guarantor or the Buyer to perform its obligations hereunder, provided that if the Buyer has complied with Section 5.3(b), the first sentence of this Section 5.3(a) shall not be applicable.  The Buyer shall have duly performed and complied in all material respects with all other agreements contained herein required to be performed or complied with by it at or before the Closing.

(b)                                 The Buyer shall have provided to the Company the funds required to effect, or to permit the Surviving Corporation to effect, the payments contemplated by Section 1.3(c).

(c)                                  The Buyer shall have delivered to the Company (i) a certificate, dated the Closing Date and signed by a senior executive officer of the Guarantor as to the fulfillment of the condition set forth in Section 5.3(a) with respect to the Guarantor, and (ii) a certificate, dated the Closing Date and signed by a senior executive officer of the Buyer as to the fulfillment of the conditions set forth in Sections 5.3(a) with respect to the Buyer.

(d)                                 The Greenwich Avenue Landlord’s Landlord Consent shall have been obtained.

ARTICLE VI

NO SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1                                 No Survival of Representations, Warranties and Covenants.  The representations, warranties and covenants of the Company, the Guarantor and the Buyer contained in this Agreement, or in any certificate delivered in connection with this Agreement (other than the covenants contained in Article I, Sections 4.3(b), 4.6, 4.7 and 4.9, the last sentence of Section 4.8(b), and Article IX of this Agreement) shall not survive the Closing.

ARTICLE VII

TERMINATION

7.1                                 Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(a)                                  By the written agreement of the Buyer and the Company;

(b)                                 By either the Company or the Buyer by written notice to the other party after 5:00 p.m. New York City time on February 28, 2006, if the Merger shall not have been effected pursuant hereto, unless such date is extended by the mutual written consent of the Company and the Buyer;

(c)                                  By either the Buyer or the Company by written notice to the other party if:

(i)                                     the other party has (and the terminating party shall not have) failed to perform and comply with, in all material respects, all agreements, covenants and conditions hereby required to have been performed or complied with by such party prior to the time of such termination (other than the failure of the Company to provide the Required Financial Information where the terminating party is the Buyer), and such failure shall not have been cured within 30 days following written notice of such failure; or

(ii)                                  any event shall occur after the date hereof that shall have made it impossible to satisfy a condition precedent to the terminating party’s obligations to perform its obligations hereunder, unless the occurrence of such event shall be due to the failure of the terminating party to perform or comply with any of the agreements, covenants or conditions hereof to be performed or complied with by such party prior to the Closing.

(d)                                 By the Buyer by written notice to the Company by January 10, 2006 if the 10-Q Filing Date shall not have occurred on or prior to January 1, 2006.

7.2                                 Effect of Termination.  In the event of the termination of this Agreement pursuant to the provisions of Section 7.1, this Agreement shall become void and have no effect, without any liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, representatives, stockholders or Affiliates, except as provided in Section 4.5 regarding publicity, the last sentence of Section 4.8(b) regarding certain indemnities, Section 4.10 regarding the guarantee, Section 7.3 regarding the termination fee, the Confidentiality Agreement, Section 9.1 regarding expenses and this Section 7.2.  Except as provided in Section 7.3, nothing in this Section 7.2 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement.  If the transactions contemplated by this Agreement are terminated as provided herein:

(a)                                  The Buyer shall return to the Company all documents and other materials received from the Company, its Affiliates or their agents (including all copies of or materials developed from any such documents or other materials) relating to the transactions contemplated hereby, whether obtained before or after the execution hereof; and

(b)                                 all confidential information received by the Buyer with respect to the Company and its Affiliates shall be treated in accordance with the Confidentiality Agreement which shall remain in full force and effect notwithstanding the termination of this Agreement.

7.3                                 Termination Fee.

(a)                                  In the event that the closing conditions contained in Sections 5.1 and 5.2 (other than those set forth in Sections 5.2(b) and 5.2(g)) have been satisfied or waived in writing by the Buyer and the Company is ready, willing and able to satisfy the closing conditions set forth in Sections 5.2(b) and 5.2(g), the Buyer fails to perform its obligations under Article I required to be performed on the Closing Date, including the obligation to effect the Merger, and the Company has a right to terminate this Agreement pursuant to Section 7.1(b), the Buyer will pay the Company an amount equal to $20,000,000 within three Business Days after receipt of the Company’s written request therefor.

(b)                                 In the event that the closing conditions contained in Sections 5.1, 5.3(a) and 5.3(d) have been satisfied or waived in writing by the Company and the Buyer is ready, willing and able to satisfy the closing conditions set forth in Sections 5.3(b) and 5.3(c), the Company fails to perform its obligations under Article I required to be performed on the Closing Date, including the obligation to effect the Merger, and the Buyer has a right to terminate this Agreement pursuant to Section 7.1(b), the Company will pay the Buyer an amount equal to $20,000,000 within three Business Days after receipt of the Buyer’s written request therefor.

(c)                                  Any liability of the Buyer under this Agreement in connection with a failure to perform its obligations under Article I in the circumstances specified in Section 7.3(a) or under any other circumstances shall be satisfied solely by the payment by the Buyer of the amount specified in Section 7.3(a) and, in the event that the Closing does not take place, the Buyer shall have no other liability to any other party under this

Agreement or in connection with the transactions contemplated by this Agreement, it being the intention of the parties that, if the Closing does not occur, in no event shall:

(i)                                     the Buyer have any liability under this Agreement or in respect of the transactions contemplated hereby in excess of:

(1)                                  $20,000,000 and it shall be liable for that amount only in the circumstances specified in Section 7.3(a); and

(2)                                  its obligations under the last sentence of Section 4.8(b); and

(ii)                                  the Guarantor have any liability under this Agreement or in respect of the transactions contemplated by this Agreement other than its guarantee of the Obligations under Section 4.10.

(d)                                 Any liability of the Company under this Agreement in connection with a failure to perform its obligations under Article I in the circumstances specified in Section 7.3(b) or under any other circumstances shall be satisfied solely by the payment by the Company of the amount specified in Section 7.3(b) and, in the event that the Closing does not take place, the Company shall have no other liability to any other party under this Agreement or in connection with the transactions contemplated by this Agreement, it being the intention of the parties that, if the Closing does not occur, in no event shall the Company have any liability under this Agreement or in respect of the transactions contemplated hereby in excess of $20,000,000 and it shall be liable for that amount only in the circumstances specified in Section 7.3(b).

(e)                                  The parties agree that neither (i) a failure by the Buyer to obtain the Debt Financing after satisfaction of its obligations under Section 4.8(a) in all material respects or a failure by the Buyer to obtain financing to support the Equity Funding nor (ii) any representation made herein by the Buyer or the Guarantor in relation to the Debt Financing or the Equity Funding will constitute fraud for the purposes this Agreement.

ARTICLE VIII

DEFINITIONS AND INTERPRETATION

8.1                                 Definition of Certain Terms; Interpretation.  The terms defined in this Article VIII, whenever used in this Agreement (including in the Schedules of the Disclosure Letter), shall have the respective meanings indicated below for all purposes of this Agreement (each such meaning to be equally applicable to the singular and the plural forms of the respective terms so defined).  All references herein to a Section, Article, Exhibit or Schedule are to a Section, Article, Exhibit or Schedule of or to this Agreement, unless otherwise indicated and the words “hereof” and “hereunder” will be deemed to refer to this Agreement as a whole and not to any particular provision.  The words “includes” and “including” will be deemed to be followed by the words “without limitation” whenever used.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Affiliate:  with respect to any Person, a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person.  “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

Aggregate Merger Consideration:  the meaning set forth in Section 1.2.

Agreement:  this Agreement and Plan of Merger, including the Exhibits and Schedules hereto.

Base Aggregate Merger Consideration:  the meaning set forth in Section 1.2(b).

Business Day: each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

Buyer:  the meaning set forth in the preamble.

Buyer Common Stock:  the common stock, par value $0.01 per share, of the Buyer.

Buyer’s Disclosure Letter:  the meaning set forth in Article III.

Certificate:  a certificate representing shares of Common Stock.

Certificate of Merger:  the meaning set forth in Section 1.3(b).

Closing:  the meaning set forth in Section 1.3(a).

Closing Date:  the meaning set forth in Section 1.3(a).

Closing Indebtedness: the meaning set forth in Section 1.2(b).

Closing Statement:  the meaning set forth in Section 1.3(d).

Code:  the Internal Revenue Code of 1986, as amended.

Commitment Letter:  the meaning set forth in Section 3.2(e).

Common Stock:  the meaning set forth in Section 2.2(a).

Company:  the meaning set forth in the preamble.

Company Benefit Plan:  the meaning set forth in Section 2.10(a).

Company Employment Agreements:  the meaning set forth in Section 2.10(a).

Company Options:  all outstanding options to purchase Common Stock whether granted under the Stock Plans or otherwise.

Company Stock:  the capital stock of the Company, par value $0.01 per share.

Company Warrants:  all outstanding warrants exercisable to purchase Company Stock, including the Common Stock Purchase Warrants, dated as of December 15, 2000, between the Company and the investors named therein.

Confidentiality Agreement:  the meaning set forth in Section 4.3(a).

Consent:  any consent, approval, authorization, order, filing, registration or qualification of or with any Person.

Consent Costs:  the fees and expenses incurred by the Company in connection with obtain the Landlord Consents.

Consulting Agreement: the Consulting Agreement, dated as of December 15, 2000, among the Company, North Castle, J.W. Childs Associates, L.P. and J.W. Childs Advisors II, L.P.

Contract:  any written agreement, contract, commitment, instrument, undertaking or arrangement.

Credit Agreement:  the Credit Agreement, dated as of December 16, 2003, as amended, restated or supplemented from time to time, among the Company, Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services

Inc., as Agent, Administrative Agent, Lead Arranger and as a Lender, UBS Securities LLC, as Syndication Agent, Wachovia Bank, National Association, as Documentation Agent and as a Lender, UBS Loan Finance LLC, as a Lender and the additional lenders from time to time party thereto.

Daily Increase:  the meaning set forth in Section 1.2(b)(i).

Debt Financing:  the meaning set forth in Section 3.2(e).

Delaware Secretary of State:  the meaning set forth in Section 1.3(b).

DGCL:  the meaning set forth in Section 1.1.

Disclosure Letter:  the meaning set forth in the first paragraph of Article II.

Dissenting Shares: the meaning set forth in Section 1.9(a).

Dissenting Stockholder: the meaning set forth in Section 1.9(a).

DOJ:  the meaning set forth in Section 4.2(b).

Effective Time:  the meaning set forth in Section 1.3(b).

Environmental Law:  means any applicable federal, state, or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy or rule of common law now in effect, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment in each case, to the extent binding, relating to the environment, public health as it relates to the exposure to Hazardous Substances, or Hazardous Substances, including but not limited to the Comprehensive Environmental Response Compensation and Liability Act, 42 USC §6901 et seq. (“CERCLA”); the Resource Conservation and Recovery Act, 42 USC §6901 et seq. (“RCRA”); the Federal Water Pollution Control Act, 33 USC §1251 et seq.; the Toxic Substances Control Act, 15 USC §2601 et seq.; the Clean Air Act, 42 USC §7401 et seq.; the Safe Drinking Water Act, 42 USC §3803 et seq.; the Oil Pollution Act of 1990, 33 USC §2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 USC §1101 et seq.; the Hazardous Material Transportation Act, 49 USC §1801 et seq.; and the Occupational Safety and Health Act, 29 USC §651 et seq. (to the extent it regulates occupational exposure to Hazardous Substances); any state or local counterparts or equivalents, in each case as amended prior to the Closing Date.

Equity Financing:  the meaning set forth in Section 4.9.

Equity Funding:  the meaning set forth in Section 4.9.

ERISA:  the Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate:  any trade or business (whether or not incorporated) which, together with the Company or its Subsidiaries (or their successors), is or would have been at any date of determination occurring within the preceding six years, treated as a single employer under Section 414 of the Code.

Exchange Act:  the Securities and Exchange Act of 1934, as amended.

Exercise Price:  with respect to any Company Option or Company Warrant, the amount required to be paid by the holder thereof to exercise such option or warrant, as the case may be.

50th Street Landlord: MRI Broadway Rental, Inc., the landlord of the premises of the Company’s 50th Street club at 1633 Broadway, New York, New York.

Financial Statements:  the meaning set forth in Section 2.4(b).

44th Street Landlord: SLG Graybar Sublease LLC, the landlord of the premises of the Company’s 44th Street club at 420 Lexington Avenue, New York, New York.

FTC:  the meaning set forth in Section 4.2(b).

Fully Diluted Number:  the meaning set forth in Section 1.2(b).

GAAP:  the meaning set forth in Section 2.4(b).

Governmental Entity:  any governmental or regulatory authority, agency, court, commission or other entity, domestic or foreign.

Greenwich Avenue Landlord:  ALMI Greenwich Associates, the landlord of the premises of the Company’s Greenwich Avenue club at 97 Greenwich Avenue, New York, New York.

Guarantor:  the meaning set forth in the preamble.

Hazardous Substance:  means (a) substances that are defined or listed in, or otherwise classified pursuant to any applicable Environmental Law as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” “pollutants,” “contaminants,” or any other similar term intended to define, list, or classify a substance by reason of such substance’s ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “EP toxicity” or adverse affect on human health or the environment, (b) oil, petroleum, or petroleum derived substances, (c) any radioactive materials, (d) asbestos in any form, (e) polychlorinated biphenyls, (f) toxic mold, mycotoxins or microbial matter (naturally occurring or otherwise), and (g) infectious waste.

High Yield Financing:  the meaning set forth in Section 3.2(e).

HSR Act:  the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

Indemnified Parties:  the meaning set forth in Section 4.7(a).

Intellectual Property:  trademarks, service marks, trade names and Internet domain names, together with registrations and applications related to the foregoing; inventions, ideas, patents and industrial design registrations or applications (including, without limitation, any continuations, divisionals, continuations-in-part, renewals, reissues, re-examinations and applications for any of the foregoing); copyrights (including, without limitation, any registration and applications for any of the foregoing); mask works rights and trade secrets, confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies; in each case necessary for the conduct of the business of the Company and each of its Subsidiaries, as currently conducted, whether such Intellectual Property is owned by the Company or one of its Subsidiaries, or a third party.

IRS:  the Internal Revenue Service.

Interim Loan:  the meaning set forth in Section 3.1(e).

JW Childs:  J.W. Childs Associates, L.P.

Knowledge of the Company:  the actual knowledge of Harvey Spevak, Scott Rosen and Larry Segall.

Knowledge of the Guarantor or of the Buyer: the actual knowledge of Jeff Blau, Michael Brenner and Michael Winston.

Landlord Consents:  (i) the consent to the Merger of the 63rd Street Landlord, the 50th Street Landlord and the 44th Street Landlord, each in the form attached as Exhibit A, or in such other form and substance reasonably satisfactory to the Buyer, and (ii) the consent to the release of the NCP Guarantee of the

Greenwich Avenue Landlord, in form and substance reasonably satisfactory to the Company and the Buyer.

Landlord Loans:  Lionshead Tribeca T1 Loan and the North Michigan Landlord Loan.

Leased Real Property:  the meaning set forth in Section 2.12(a).

Leases:  the meaning set forth in Section 2.12(c).

Letter of Transmittal:  the meaning set forth in Section 1.10(a).

Licenses:  the meaning set forth in Section 2.13(b).

Lien:  any mortgage, pledge, deed of trust, hypothecation, claim, security interest, title defect, encumbrance, burden, charge or other similar restriction, lease, sublease, claim, title retention agreement, option, easement, covenant, encroachment or other adverse claim.

Lionshead Tribeca T1 Loan: the note, dated as of September 4, 2002, in the principal amount of $1,125,000, issued by Equinox Tribeca, Inc. in favor of Lionshead 110 Development LLC.

Material Adverse Effect:  any change or effect that is or can reasonably be expected to be materially adverse to the financial condition, results of operations or business of the Company and its Subsidiaries taken as a whole, other than any change or effect that results or arises from or relates to (i) changes in (x) economic or regulatory conditions (excluding acts of war, declared or undeclared, armed hostilities and terrorism affecting the cities in which the Company and its Subsidiaries conduct business), financial, securities or other market conditions or prevailing interest rates, (y) the industry in which the Company operates (except to the extent such change or effect results from or can reasonably be expected to result from acts of war, declared or undeclared, armed hostilities and terrorism affecting the cities in which the Company and its Subsidiaries conduct business), or (z) laws, regulations or accounting standards, principles or interpretations and (ii) the announcement of this Agreement or the performance of obligations hereunder.  The events referred to in the first paragraph of Schedule 2.6 shall not by themselves be considered to constitute a Material Adverse Effect, but whether any consequences to the Company and its Subsidiaries (including without limitation any claims or lawsuits) resulting from such events shall be considered individually or together to constitute a Material Adverse Effect shall be determined based on the relevant facts.

Material Contract:  the meaning set forth in Section 2.14.

Merger:  the meaning set forth in paragraph A of the recitals.

NCP Guarantee:  the Guaranty, made as of December 15, 2000, by Equinox Holdings, L.P., formerly known as NCP-EH, L.P., in favor of the Greenwich Avenue Landlord.

North Michigan Landlord Loan:  the obligation of Equinox Gold Coast, Inc. under the Shopping Center Lease, dated November 25, 2002, between LaSalle Bank National Association, as Trustee under Trust No. 107701, and Equinox Gold Coast, Inc., as amended, to repay the landlord the Reimbursable Costs (as defined in such Shopping Center Lease).

North Castle:  North Castle Partners, L.L.C.

Obligations:  the meaning set forth in Section 4.10(a).

Option Cancellation Payment:  the meaning set forth in Section 1.6(a)(i).

Organizational Documents:  with respect to any entity, its articles or certificate of incorporation or charter, bylaws, limited partnership or limited liability company agreements or similar organizational or governance documents.

Original Purchase Agreement:  the Amended and Restated Stock Purchase Agreement and Plan of Merger, dated as of October 16, 2000, among the Company, NCP-EH Recapitalization Corp., NCP-EH, L.P., now known as Equinox Holdings, L.P., and the other parties thereto, as amended on December 14, 2000.

Permits:  the meaning set forth in Section 2.9(b).

Permitted Liens:  (i) Liens disclosed in the Financial Statements, including the notes thereto, (ii) Liens for Taxes that are not yet due or that are being contested in good faith; (iii) mechanic’s, materialmen’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business or that are not yet due and payable or that are being contested in good faith, securing liabilities that in the aggregate are not in excess of $500,000; (iv) easements, rights of way, title imperfections and restrictions, zoning ordinances and other similar encumbrances affecting the Leased Real Property, and (v) statutory Liens in favor of lessors arising in connection with any Leased Real Property, which, in the case of clauses (iv) and (v), individually or in the aggregate, are not material and do not materially interfere with the use or possession of the Company or any of its Subsidiaries of any of the Leased Real Property.

Per Share Merger Consideration:  the meaning set forth in Section 1.2(b).

Person:  any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Entity or other entity.

Plan:  each “employee benefit plan”, as such term is defined in section 3(3) of ERISA (whether or not subject to ERISA), and each bonus, incentive or deferred compensation, severance, termination, retention, change of control, stock option, stock appreciation, stock purchase, phantom stock or other equity-based, performance or other employee or retiree benefit or compensation plan, program, arrangement, policy or understanding.

Registered Intellectual Property:  the meaning set forth in Section 2.13(a).

Registration Rights Agreement:  the Registration Rights Agreement, dated December 15, 2000, among the Company, Equinox Holdings, L.P., NCP Co-Investment Fund, L.P. and certain holders of common stock put warrants, certain members of management and other Equinox shareholders.

Required Financial Information:  the meaning set forth in Section 4.8(b).

Requisite Consent of Stockholders:  the written consent of holders of shares of Common Stock representing at least 92% of the voting power of the outstanding shares of Company Stock as of the date of this Agreement.

Roll-Over Option Cost:  the meaning set forth in Section 1.2(a).

Roll-Over Options:  the meaning set forth in Section 1.2(b).

Roll-Over Share Cost:  the meaning set forth in Section 1.2(a).

Roll-Over Shares:  the meaning set forth in Section 1.2(b).

SEC:  the Securities and Exchange Commission.

SEC Reports:  the meaning set forth in Section 2.4(a).

Securities Act:  the Securities Act of 1933, as amended.

Senior Notes:  the 9.00% Senior Notes, dated as of December 16, 2003, issued by the Company pursuant to the Indenture, dated as of December 16, 2003, among the Company, the guarantors party thereto, and U.S. Bank National Association, as trustee.

63rd Street Landlord:  BPG Properties, Ltd., the landlord of the premises of the Company’s Lexington Avenue club at East 63rd Street, New York, New York.

Specified Amount: the meaning set forth in Section 1.2(b).

Specified Landlords:  the 63rd Street Landlord, the 50th Street Landlord, the 44th Street Landlord and the Greenwich Avenue Landlord.

Stockholders Agreement:  the Stockholders Agreement, dated as of December 15, 2000, among the Company, NCP-EH, L.P., now known as Equinox Holdings, L.P., NCP Co-Investment Fund, L.P. and each of the other parties named therein, as amended by (i) the First Amendment to Stockholders Agreement, dated as of February 21, 2003, among the Company, Equinox Holdings, L.P. and NCP Co-Investment Fund, L.P, (ii) the Second Amendment to Stockholders Agreement, dated as of February 4, 2004, among the Company, Equinox Holdings, L.P., NCP Co-Investment Fund, L.P. and Donato Errico, and (iii) the Third Amendment to Stockholders Agreement, dated as of February 23, 2005, among the Company, Equinox Holdings, L.P. and NCP Co-Investment Fund, L.P.

Stock Plans:  the Equinox Holdings, Inc. 1998 Stock Option Plan, as amended, and the Equinox Holdings, Inc. 2000 Stock Incentive Plan, as amended.

Subsidiary:  with respect to any Person (for the purposes of this definition, the “parent”), any other Person (other than a natural person), whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by the parent or by one or more of its respective Subsidiaries or by the parent and any one or more of its respective Subsidiaries.

Surviving Corporation:  the meaning set forth in Section 1.1.

Surviving Corporation Common Stock:  the meaning set forth in Section 1.4(c).

Taxes:  all U.S. or non-U.S. federal, national, state or local taxes, assessments, levies or other governmental charges in the nature of taxes, including all income, franchise, withholding, unemployment insurance, social security, sales, use, excise, real and personal property, stamp, transfer, VAT and workers’ compensation taxes, together with all interest, penalties and additions payable with respect thereto.

Tax Return:  all returns and reports required to be supplied to a taxing authority relating to Taxes.

10-Q Filing Date:  the meaning set forth in Section 1.2(b).

Transaction Expenses:  the aggregate amount of expenses incurred by the Company in connection with the Merger, whether or not paid on or prior to the Effective Time, including the fees of North Castle, JW Childs, Debevoise & Plimpton LLP and any other advisor of the Company, but excluding any out-of-pocket transaction costs incurred by the Company or its Subsidiaries in connection with the cooperation referred to in Section 4.8(b).

Transfer Taxes:  the meaning set forth in Section 4.6.

Warrant Cancellation Payment:  the meaning set forth in Section 1.3(c)(v).

Warrant Transmittal Letter:  the meaning set forth in Section 1.5(a).

8.2                                 Disclosure Letter.  The parties acknowledge and agree that any exception to a representation and warranty contained in this Agreement that is disclosed in any of the Schedules in the Disclosure Letter under the caption referencing such representation and warranty shall be deemed to also be an exception to each other representation and warranty contained in this Agreement to the extent that it is reasonably apparent that such exception is applicable to such other representation and warranty.  Certain information set forth in the Schedules to the Disclosure Letter is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement, and the disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by the Company or the Guarantor and the Buyer, as the case may be, in this Agreement or that it is material, nor shall such information be deemed to establish a standard of materiality.

ARTICLE IX

GENERAL PROVISIONS

9.1                                 Expenses.  Except as otherwise specifically provided for in Sections 1.2(a), 1.3(c), 4.6 and 4.8(b) and any other provision of this Agreement, the Company and the Buyer shall bear their respective expenses, costs and fees (including attorneys’, auditors’ and financing and commitment fees, if any) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the Merger is effected; provided that the Buyer shall be responsible for:

(a)                                  all filing fees in connection with the filings required by the HSR Act and any other filings with Governmental Entities required to effect the Merger;

(b)                                 reasonable fees and expenses in connection with any other authorizations, consents, approvals, filings or notifications required to effect the Merger, other than the Consent Costs; and

(c)                                  any premium necessary to effect a successful tender offer for the Senior Notes or premiums payable upon exercise of any put under the Senior Notes, and any fees and expenses in connection therewith.

9.2                                 Further Actions.  Subject to the terms and conditions of this Agreement, each party shall execute and deliver such certificates and other documents and take such actions as may reasonably be requested by the other party in order to effect the transactions contemplated by this Agreement.

9.3                                 Certain Limitations.  It is the explicit intent and understanding of each of the parties that no party nor any of its Affiliates, representatives or agents is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in Articles II and III and no party is relying on any statement, representation or warranty, oral or written, express or implied, made by another party or such other party’s Affiliates, representatives or agents, except for the representations and warranties set forth in such Articles.  The parties agree that this is an arm’s-length transaction in which the parties’ undertakings and obligations are limited to the performance of their undertakings and obligations under this Agreement.

9.4                                 Notices.  All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered personally, (ii) mailed, certified or registered mail with postage prepaid, (iii) sent by next-day or overnight mail or delivery or (iv) sent by fax or telegram, as follows:

(a)                                  if to the Company,

Equinox Holdings, Inc.
895 Broadway, 3rd Floor
New York, NY 10003
Fax:  (212) 780-9769
Telephone:  (212) 774-6333
Attention:  Harvey Spevak

with a copy to:

North Castle Partners, L.L.C.
183 East Putnam Avenue
Greenwich, Connecticut  06830
Fax: (203) 862-3271
Telephone:  (203) 862-3202
Attention:  Douglas Lehrman

J.W. Childs Associates, L.P.
111 Huntington Avenue, Suite 2900
Boston, MA 02199-7610
Fax: (617) 753-1101
Telephone: (617) 753-1100
Attention: Ted Yun

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York  10022
Fax:  (212) 909-6836
Telephone:  (212) 909-6000
Attention:  Franci J. Blassberg, Esq.

and

Kaye Scholer LLP
425 Park Avenue
New York, NY  10022
Fax (212) 836-6419
Telephone (212) 836-8019
Attention: Stephen C. Koval, Esq.

(b)                                 if to the Guarantor or the Buyer,

The Related Companies L.P.
60 Columbus Circle
New York, NY 10023
Fax: (212) 801-1036
Telephone: (212) 801-1036
Attention: Jeff Blau

with a copy to:

Paul, Hastings, Janofsky & Walker LLP
Park Avenue Tower
75 E. 55th Street, First Floor
New York, NY 10022
Fax: (212) 230-7700
Telephone: (212) 318-6500
Attention: Martin Edelman, Esq.

or, in each case, at such other address as may be specified in writing to the other parties hereto.

All such notices, requests, demands, waivers and other communications shall be deemed to have been received (i) if by personal delivery, on the day after such delivery, (ii) if by certified or registered mail, on the seventh Business Day after the mailing thereof, (iii) if by next-day or overnight mail or delivery, on the day delivered or (iv) if by fax or telegram, on the next day following the day on which such fax or telegram was sent, provided that a copy is also sent by certified or registered mail.

9.5                                 Limited Disclosure.  Notwithstanding anything to the contrary contained in this Agreement or in any other express or implied understanding or agreement with any Person, each of the Guarantor, the Buyer, the Company, the Surviving Corporation and the holders (or former holders) of Common Stock and their representatives may disclose the tax treatment and tax structure of the transactions contemplated by this Agreement, provided that no Person shall be permitted by virtue of this paragraph to disclose the name of, or any other identifying information with respect to, any party to this Agreement.

9.6                                 Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

9.7                                 Assignment; Successors.  This Agreement shall not be assignable by any party hereto without the prior written consent of all of the other parties and any attempt to assign this Agreement without such consent shall be void and of no effect.  Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties, any Affiliate of the Company, and the successors and assigns permitted by this Section 9.7 any right, remedy or claim under or by reason of this Agreement, other than, (a) following the Closing, (i) the rights of the former holders of Common Stock under Section 4.3(b), (ii) the rights of former directors and officers of the Company and its Subsidiaries under Section 4.7, and (iii) any former stockholder may enforce Section 4.6, and (b) following the Effective Time, the right of (i) any former holder of Common Stock to receive the aggregate Per Share Merger Consideration, or (ii) any holder of Company Options to receive the applicable Option Cancellation Payment, in each case in accordance with the terms of this Agreement.

9.8                                 Amendment; Waivers, etc.  No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought.  Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time.  The waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement or a failure to or delay in exercising any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.  The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

9.9                                 Entire Agreement.  This Agreement (including the Exhibits and Schedules referred to herein or delivered hereunder) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

9.10                           Severability.  If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provisions in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

9.11                           Headings.  The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

9.12                           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

9.13                           Governing Law.  EXCEPT TO THE EXTENT THAT THE LAWS OF THE STATE OF DELAWARE MANDATORILY APPLY, THIS AGREEMENT SHALL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

9.14                           Consent to Jurisdiction, etc.

(a)                                  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any court of New York State sitting in the County of New York or any Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)                                 Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any New York State or Federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)                                  Each of the parties hereto hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 9.4.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

9.15                           Waiver of Punitive and Other Damages and Jury Trial.

(a)                                  THE PARTIES TO THIS AGREEMENT EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO RECOVER PUNITIVE, EXEMPLARY, LOST PROFITS, CONSEQUENTIAL OR SIMILAR DAMAGES IN ANY ARBITRATION, LAWSUIT, LITIGATION OR PROCEEDING ARISING OUT OF OR RESULTING FROM ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b)                                 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION

DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(c)                                  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF THE FOREGOING WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.15.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

THE RELATED COMPANIES L.P.

By Related Realty Group Inc., its
General Partner

By	/s/ Jeff Blau
Name: Jeff Blau
Title: President

R-E MERGER CORP.

By	/s/ Jeff Blau
Name: Jeff Blau
Title: Secretary

EQUINOX HOLDINGS, INC.

By	/s/ Harvey Spevak
Name: Harvey Spevak
Title: CEO and President

Exhibit A
Form of Notices to Landlords